UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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priceline.com Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of priceline.com Incorporated to be held at 9:00 a.m. on Thursday, June 2, 2011 at the Hyatt Regency Greenwich, 1800 E. Putnam Avenue, Old Greenwich, Connecticut 06870.

This booklet includes the Notice of Annual Meeting and Proxy Statement.  The Proxy Statement provides information about priceline.com in addition to describing the business we will conduct at the meeting.

We hope you will be able to attend the Annual Meeting.  Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible or vote by calling the toll-free telephone number or by using the Internet as described in the instructions included in your proxy card.  Your stock will be voted in accordance with the instructions you have given in your proxy card.  You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card, voted by telephone or by Internet.  All stockholders who attend the meeting will be required to present valid picture identification, such as a driver’s license or a passport.  We hope you are able to join us on June 2.

Sincerely,

/s/ Ralph M. Bahna

Ralph M. Bahna
Chairman of the Board

IMPORTANT

A proxy card is enclosed.  We urge you to complete and mail the card promptly in the enclosed envelope, which requires no postage if mailed in the United States.   Alternatively, you may vote by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.  Any stockholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed and mailed proxy or prior vote by telephone or Internet will be revoked.

IT IS IMPORTANT THAT YOU VOTE YOUR STOCK

priceline.com Incorporated

800 Connecticut Avenue

Norwalk, Connecticut 06854

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 2, 2011

To the Stockholders of priceline.com Incorporated:

We hereby notify you that the Annual Meeting of Stockholders of priceline.com Incorporated (the “Company”) will be held on Thursday, June 2, 2011 at 9:00 a.m. local time at the Hyatt Regency Greenwich, 1800 E. Putnam Avenue, Old Greenwich, Connecticut 06870 for the following purposes:

•                  To elect eight Directors to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified.

•                  To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm of the Company for our fiscal year ending December 31, 2011.

•                  To cast a non-binding advisory vote on the compensation paid by the Company to our named executive officers.

•                  To cast a non-binding advisory vote on the frequency of casting future votes on the compensation paid by the Company to our named executive officers.

•                  To consider and vote upon a stockholder proposal on stockholder action by written consent.

•                  To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These business items are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 14, 2011 as the record date for identifying those stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement of this meeting.

By Order of the Board of Directors

/s/ Peter J. Millones

Peter J. Millones
Executive Vice President, General Counsel
and Corporate Secretary

Norwalk, Connecticut

April 29, 2011

All Stockholders are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible to ensure your representation at the meeting.  A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose.    Alternatively, you may vote by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.  Even if you have given your proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Summary Information

To assist you in reviewing the Company’s 2010 performance, we would like to call your attention to key elements of our proxy statement. The following description is only a summary. For more complete information about these topics, please review the Company’s Annual Report on Form 10-K and the complete proxy statement.

Financial performance.  2010 was an excellent year for priceline.com.  Priceline.com grew its consolidated gross travel bookings by more than 46% year-over-year and increased its consolidated non-GAAP EBITDA (a metric described in more detail below) by more than 64% year-over-year, growing its earnings faster than other leading online travel companies.

We believe that this performance is a result of many factors, most importantly actions taken by the Company’s leadership, including Jeffery H. Boyd, President and Chief Executive Officer, and the leadership teams at priceline.com in the U.S., Booking.com and Agoda, to continue the Company’s geographic expansion and expansion of hotel supply around the world, and to coordinate collaboration among the Company’s different brands, all while maintaining the Company’s market-leading growth and operating leverage.

Compensation Highlights. In light of this exceptional performance and the achievement by the Company of 2010 consolidated non-GAAP EBITDA targets set forth in the Company’s 2010 bonus plan, Mr. Boyd received a bonus of $4.0 million for 2010.  In addition, in March 2010, Mr. Boyd also received a grant of performance share units having a grant date fair value of approximately $2.9 million.  The performance share units vest over a three year period, are forfeitable if priceline.com does not meet a cumulative three-year earnings target requiring substantial growth in consolidated non-GAAP EBITDA and, if there is outstanding performance by priceline.com over the three-year period, could result in the issuance of up to three times the number of shares underlying the initial grant.  Total compensation for our other named executive officers also reflected the company’s outstanding performance (see Summary Compensation Table on page 36 for more details):

Name and Principal Position	2010 Salary	2010 Stock Award	2010 “Bonus”	All Other 2010 Comp	Total 2010 Comp

Daniel J. Finnegan, Chief Financial Officer	$315,000	$1,200,088	$725,000	7,674	$2,247,762

Robert J. Mylod Jr., Vice Chairman and Head of Worldwide Strategy & Planning	$420,000	$2,875,117	$2,500,000	7,674	$5,802,791

Kees Koolen, Chief Executive Officer, Booking.com B.V.	$319,531	$2,852,479	$2,946,379	16,085	$6,134,474

Peter J. Millones, General Counsel, Corporate Secretary and Executive Vice President	$330,000	$1,200,088	$800,000	7,674	$2,337,762

Stockholder Actions.  The following proposals will be voted upon at the Annual Meeting and are described in more detail in this proxy statement.  The Board of Directors recommends that you vote as follows on each such proposal:

Election of Directors (Proposal 1). The Board of Directors recommends that you vote FOR each of the Board of Directors’ nominees.

Ratification of Independent Auditors (Proposal 2). The Board of Directors recommends that you vote FOR ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Advisory Votes on Executive Compensation (Proposals 3 and 4).  The Board of Directors recommends that you cast your advisory votes FOR the approval of executive compensation and for ONE YEAR as the desired frequency of the advisory vote on executive compensation.

Stockholder Proposal (Proposal 5). The Board of Directors recommends that you vote AGAINST the stockholder proposal concerning action by written consent.

PRICELINE.COM INCORPORATED

PROXY STATEMENT

priceline.com Incorporated

800 Connecticut Avenue

Norwalk, Connecticut 06854

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 2, 2011

General

The enclosed proxy is solicited on behalf of the Board of Directors of priceline.com Incorporated (“we,” “priceline.com” or the “Company”) for use at the Annual Meeting of Stockholders to be held on Thursday, June 2, 2011, at 9:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement of this meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Hyatt Regency Greenwich, 1800 E. Putnam Avenue, Old Greenwich, Connecticut 06870.  We intend to mail this proxy statement and accompanying proxy card on or about May 4, 2011 to all stockholders entitled to vote at the Annual Meeting.

Voting Rights and Outstanding Shares; Approval

Only stockholders of record at the close of business on April 14, 2011 will be entitled to notice of and to vote at the Annual Meeting.  At the close of business on April 14, 2011, 49,646,396 shares of common stock were outstanding and entitled to vote.  Each holder of record of common stock on April 14, 2011 will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

The inspector of election appointed for the meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.  A majority of the common stock entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Stockholders who are present at the Annual Meeting in person or by proxy and who abstain, and proxies relating to shares held by a broker on your behalf (that is, in “street name”), that are not voted (referred to as “broker non-votes”) will be treated as present for purposes of determining whether a quorum is present.

For purposes of approving the matters to be voted upon at the Annual Meeting:

•                  With respect to Proposal 1, the nominees for election to the Board of Directors who receive a majority of votes cast for the election of Directors will be elected Directors.  With respect to the election of Directors, a majority of votes cast means that the number of shares cast “for” a Director’s election exceeds the number of “withhold” votes for that Director.  With respect to Proposal 1, votes cast does not include abstentions or broker non-votes, and therefore, abstentions and broker non-votes will not affect the outcome of the vote.

•                  With respect to Proposal 2, the ratification of the selection of Deloitte & Touche LLP to act as the Company’s independent auditors requires approval by a majority of the total number of shares present and entitled to vote on the matter.  With respect to Proposal 2, abstentions and broker non-votes, if any, will have the same effect as a vote against the matter.  The Company’s Bylaws do not require that the stockholders ratify the selection of our independent registered public accounting firm.  However, we are submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP.  Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year, if they determine that such a change would be in the best interests of the Company and its stockholders.

•                  With respect to Proposal 3, the non-binding advisory vote on executive compensation will be considered approved by the affirmative vote of a majority of the total number of shares present and entitled to vote on the matter.  With respect to Proposal 3, abstentions will have the same effect as a vote against the matter and broker non-votes will not affect the outcome of the vote.  Although this vote is non-binding, the Board and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

•                  With respect to Proposal 4, the non-binding advisory vote on the frequency of the advisory vote on executive compensation, stockholders will be considered to have expressed a preference for the frequency if one of the alternatives of every year, every two years or every three years receives the affirmative vote of a majority of the total number of shares present and entitled to vote on the matter.  With respect to Proposal 4, abstentions will have the same effect as a vote against each of the three alternatives and broker non-votes will not affect the outcome of the vote.  Although this advisory vote on the frequency of the advisory vote on executive compensation is nonbinding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

•                  With respect to Proposal 5, the non-binding stockholder proposal on action by written consent will be considered approved by the affirmative vote of a majority of the total number of shares present and entitled to vote on the matter.  With respect to Proposal 5, abstentions will have the same effect as a vote against the matter and broker non-votes will not affect the outcome of the vote.  While the stockholder proposal is non-binding on the Company, the Board or the Nominating and Corporate Governance Committee may evaluate the outcome of the vote on this matter.

If your shares are held in “street name,” and you do not instruct the broker as to how to vote these shares on Proposals 1, 3, 4 or 5, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

The Board of Directors recommends:

•                  a vote FOR each of the Board of Directors’ nominees;

•                  a vote FOR ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm;

•                  an advisory vote FOR the approval of executive compensation;

•                  an advisory vote for ONE YEAR as the desired frequency of the advisory vote on executive compensation; and

•                  a vote AGAINST the stockholder proposal concerning action by written consent.

Revocability of Proxies

Any person giving a proxy in response to this solicitation has the power to revoke it at any time before it is voted.  Proxies may be revoked by any of the following actions:

•            filing a written notice of revocation with our Corporate Secretary at our principal executive office (800 Connecticut Avenue, Norwalk, Connecticut 06854);

•            filing with our Corporate Secretary at our principal executive office (800 Connecticut Avenue, Norwalk, Connecticut 06854) a properly executed proxy showing a later date; or

•            attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).  Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Internet Availability of Proxy Materials and Annual Report

This proxy statement and our 2011 Annual Report are also available on our website at www.pricelineannualreport.com.  In accordance with the rules of the Securities and Exchange Commission, we may deliver proxy materials for our 2012 Annual Meeting of Stockholders to you electronically, unless you specifically request a paper copy.  Should we decide to deliver proxy materials electronically, before our 2012 Annual Meeting of Stockholders, you will receive a notice in the mail which explains how to access the proxy materials over the Internet and also how to request a paper copy of the materials if you so choose.

Solicitation

We will pay for the entire cost of proxy solicitations, including preparation, assembly, printing and mailing of proxy solicitation materials.  We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of priceline.com common stock beneficially owned by others to forward these materials to the beneficial owners of common stock.  We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials.  Directors, officers or other regular employees of ours may also solicit proxies by telephone, telegram or in-person.  We will not additionally compensate directors, officers or other regular employees for these services.  We have retained Phoenix Advisory Partners, 110 Wall Street, New York, New York 10005 to aid in the solicitation of proxies from brokers, banks, nominees and other institutional holders.  A fee of $8,500 plus expenses will be paid to Phoenix Advisory Partners for these services.

How to Attend the Annual Meeting

If you plan to attend the meeting, in accordance with our security procedures, you will be asked to present a picture identification to enter the meeting.  Directions to the meeting can be found at the end of the proxy statement.

PROPOSAL 1

Election of Directors

In accordance with the Company’s Bylaws, the Board of Directors has fixed the number of Directors constituting the entire Board of Directors at eight.  The Board of Directors has proposed that the following eight nominees be elected at the Annual Meeting, each of whom will hold office until his or her successor has been elected and qualified: Jeffery H. Boyd, Ralph M. Bahna, Howard W. Barker, Jr., Jan L. Docter, Jeffrey E. Epstein, James M. Guyette, Nancy B. Peretsman and Craig W. Rydin. Unless otherwise instructed, it is the intention of the persons named as proxies on the accompanying proxy card to vote shares represented by properly executed proxies for such nominees.  In accordance with our Corporate Governance Principles, if an incumbent director does not receive the required number of votes for re-election, the director is required to tender his or her resignation promptly following the Annual Meeting.  If a director does not receive the required vote for re-election, then within 90 days following certification of the stockholder vote, the Nominating and Corporate Governance Committee will determine whether to recommend that the Board accept the director’s resignation, and the Board will decide and act on the matter in its discretion.  The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to recommend or accept a director’s resignation.  In general, any director who tenders his or her resignation pursuant to the Corporate Governance Principles will not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.  The Board will disclose promptly its decision regarding whether to accept or reject the director’s resignation offer and its rationale for such decision in a current report on Form 8-K.

The nominees for election to the Board of Directors who receive a majority of votes cast for the election of Directors by the shares of common stock present, in person or by proxy, shall be elected Directors.  With respect to the election of Directors, a majority of votes cast means that the number of shares cast “for” a Director’s election exceeds the number of “withhold” votes for that Director.  With respect to Proposal 1, votes cast does not include abstentions or broker non-votes, and therefore, abstentions and broker non-votes will not affect the outcome of the vote.  Holders of common stock are not allowed to cumulate their votes in the election of Directors.

Although the Board of Directors anticipates that the eight nominees will be available to serve as Directors of the Company, if any of them should be unwilling or unable to serve, it is intended that the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors.  If elected at the Annual Meeting, each of the nominees would serve until the 2011 Annual Meeting of Stockholders and until his or her successor is elected and has qualified, or until his or her earlier death, resignation or removal.  Each person nominated for election has agreed to serve if elected.  Management has no reason to believe that any nominee will be unable to serve.

The Board of Directors recommends a vote FOR each of the Board of Directors’ nominees.

We believe that our directors should possess high personal and professional ethics and integrity, and be committed to representing the long-term interests of priceline.com stockholders. We endeavor to have a Board representing a range of experiences at policy-making levels in business and in areas that are relevant to our global activities.  Set forth below is biographical information for each person nominated to serve as a Director of the Company.  We identify and describe below the key experience, qualifications and skills our directors bring to the Board that are important in light of priceline.com’s businesses and structure.  The directors’ experiences, qualifications and skills that the Board considered in their re-nomination are included in their individual biographies.

•                  Leadership experience.  We believe that directors with experience in significant leadership positions over an extended period, especially chief executive officer positions, provide the company with special insights.  These people generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others.  They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

•                  Finance experience.  We believe that an understanding of finance and financial reporting processes is important for our directors.  The company measures its operating and strategic performance by reference to financial targets.  In addition, accurate financial reporting and auditing are critical to priceline.com’s success.

•                  Industry experience.  We seek to have directors with experience in the travel industry or in the Internet.

•                  Global experience.  Priceline.com’s future success depends, in part, on its success in continuing to grow its businesses outside the United States.  For example, in 2010, approximately 82% of priceline.com’s consolidated operating income was generated by our international business.  This highlights the importance of having directors with a global business perspective or experience.

The evaluation of director nominees by the Nominating and Corporate Governance Committee also takes into account director tenure.  With the exception of Mr. Docter, who joined the Board in 2007, each of the company’s directors has been on the Board for more than five years and we believe that the understanding and knowledge of our business that comes with that experience is an important asset.

Jeffery H. Boyd, President and Chief Executive Officer, priceline.com Incorporated

Jeffery H. Boyd, age 54, has served as a Director of priceline.com since October 2001.  Mr. Boyd has been President of priceline.com since May 2001 and Chief Executive Officer since November 2002.  Mr. Boyd was President and Co-Chief Executive Officer from August 2002 to November 2002 and Chief Operating Officer from November 2000 to August 2002.  He previously served as Executive Vice President, General Counsel and Secretary of priceline.com from January 2000 to October 2000.  Prior to joining priceline.com, Mr. Boyd was Executive Vice President, General Counsel and Secretary of Oxford Health Plans, Inc.  Mr. Boyd is a member of the board of directors for Bankrate, Inc. and BEN Holdings, Inc. (the holding company for Bankrate, Inc.).  Mr. Boyd is also a member of the priceline.com Group Management Board, which is described in more detail below.

Director Qualifications:

•                  Leadership, Industry and Global experience — Mr. Boyd’s long and successful tenure as Chief Executive Officer of priceline.com

Ralph M. Bahna, President, Masterworks Development Corporation

Ralph M. Bahna, age 68, has served as a Director of priceline.com since July 1998 and Chairman of the Board of Directors since April 2004, and is a member of the Nominating and Corporate Governance Committee.  Since 1992, Mr. Bahna has been the President of Masterworks Development Corp., a company he founded to develop an international group of hotels named Club QuartersTM.  Club Quarters are private, city-center facilities designed for the business travelers of cost conscious organizations.  Since 1993, Mr. Bahna has served as the Chairman of Club Quarters.  From 1980 to 1989, Mr. Bahna served as the Chief Executive Officer of Cunard Lines, Ltd., and the Cunard Group of Companies.  Prior to Cunard, Mr. Bahna was employed by Trans World Airlines, Inc., where he developed and launched its highly successful Ambassador Service.

Director Qualifications:

•                  Leadership and Global experience — founder and current president of multinational hotel company with hotels located in the U.S. and Europe

•                  Industry experience — former chief executive officer of one of the world’s largest cruise lines; held senior management positions at a major airline

Howard W. Barker, Jr., Former Partner, KPMG LLP

Howard W. Barker, Jr., age 64, was employed by KPMG LLP from July 1972 and served as a partner of KPMG LLP from 1982 until his retirement in September 2002.  Mr. Barker has been a director of priceline.com since January 2003, and is currently Chairman of the Audit Committee, as well as a member of the Nominating and Corporate Governance Committee.  He currently serves as a member of the Board of Directors of Chiquita Brands International, Inc. since 2007, where he chairs the Audit Committee, and Medco Health

Solutions, Inc. since 2003, where he chairs the Audit Committee, and is a member of the Compensation Committee and the Mergers and Acquisitions Committee.  In addition, Mr. Barker is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.

Director Qualifications:

•                  Finance and Global experience — approximately twenty years as an audit partner at a multinational accounting firm; member of the Board of Directors and Chairman of the Audit Committee and Compensation Committee and the Mergers and Acquisitions Committee of other multinational public companies

Jan L. Docter, Consultant

Jan L. Docter, age 61, has served as a Director of priceline.com since November 2007.  Mr. Docter has been a self-employed business consultant since mid-2006.  Mr. Docter provides a range of consulting services to companies and other organizations, including, without limitation, advice to boards of directors and senior management on general strategic matters, organizational methods (i.e., how to structure and organize companies internally to accomplish stated goals) and strategic human resource issues.  Mr. Docter served as the interim Chief Financial Officer of Corio NV, a Dutch real estate investment company which was listed on the Amsterdam Stock Exchange, from mid-2005 to mid-2006.  From 2003 to mid-2005, Mr. Docter was self-employed and Chief Financial Officer of Booking.com B.V.  From 1998 to 2003, he was Chief Financial Officer of, and later also Vice-Chairman and a member of the managing board of, Getronics NV, a Dutch information and communications technology services company which was listed on the Amsterdam Stock Exchange.  From 1985 to 1988, he was Chief Financial Officer of Centrafarm Group NV, a European producer and distributor of generic pharmaceuticals and other drugs.  Mr. Docter has also served as an Industry Special Grants Officer for the Dutch Ministry of Economic Affairs and as a member of the Advisory Board of the Amsterdam Stock Exchange.

Director Qualifications:

•                  Finance experience — former chief financial officer of European-based public companies

•                  Industry and Global experience — former chief financial officer of and human resource consultant to Booking.com B.V., the company’s wholly-owned subsidiary in the Netherlands

Jeffrey E. Epstein, Former Executive Vice President and Chief Financial Officer, Oracle Corporation

Jeff Epstein, age 54, has served as a Director of priceline.com since April 2003, and is currently a member of the Audit Committee and the Compensation Committee.  Mr. Epstein was Executive Vice President and Chief Financial Officer of Oracle Corporation from September 2008 to April 2011.  Mr. Epstein served as Executive Vice President and Chief Financial Officer of Oberon Media, Inc., a leading global provider of casual games and game platforms from April 2007 to June 2008.  From June 2005 until its sale in March 2007, Mr. Epstein was Executive Vice President and Chief Financial Officer of ADVO, Inc., the largest direct mail media company in the United States.  Mr. Epstein is a member of the Audit and Compliance Committee of the Stanford University Hospital and a member of the Management Board of the Stanford University Graduate School of Business.

Director Qualifications:

•                  Finance and Global experience — former chief financial officer of the world’s largest enterprise software company

•                  Industry experience — former senior executive at Internet advertising company

James M. Guyette, Chairman, President and Chief Executive Officer, Rolls-Royce North America, Inc.

James M. Guyette, age 66, has served as a Director of priceline.com since November 2003, and is currently a member of the Compensation Committee and Chairman of the Nominating and Corporate Governance Committee.  Mr. Guyette is currently Chairman, President and Chief Executive Officer of Rolls-Royce North America Inc., a world-leading supplier of power systems to the global aerospace, defense, marine and energy markets, a position he has held since 1997.  Prior to joining Rolls-Royce, Mr. Guyette was Executive Vice President — Marketing and Planning for United Airlines.  He held a number of other senior roles in his nearly 30 years with United Airlines.  Mr. Guyette serves on the boards of Rolls-Royce plc and PrivateBancorp Inc.  He is Chairman of the Board of the Smithsonian Museum — Air and Space Museum, and a member of the Boards of the U.S. Chamber of Commerce and St. Mary’s College — Moraga CA — Board of Regents, and is a member of the Board of Governors for the Aerospace Industries Association.

Director Qualifications:

•                  Leadership and Global experience — chief executive officer of a leading multinational supplier to global aerospace, defense, marine and energy markets; director of two other public companies, including a multinational public company

•                  Industry experience — approximately thirty years at one of the world’s largest airlines; former director of global distribution systems

Nancy B. Peretsman, Managing Director, Allen & Company LLC

Nancy B. Peretsman, age 56, has served as a Director of priceline.com since February 1999.  She is currently a Managing Director at Allen & Company LLC, investment bankers, where she has been associated since 1995.  During her tenure at Allen & Company, Ms. Peretsman has provided advice and capital to over one hundred small high growth businesses and served as advisor to many of the world’s largest media and consumer companies.  Prior to joining Allen & Co., Ms. Peretsman was at Salomon Brothers from 1983-1995, where she headed the worldwide media investment banking practice and was a Managing Director from 1990-1995.  Ms. Peretsman serves on the Board of Trustees of Princeton University and The Institute for Advanced Study and is a member of the National Board of Directors of Teach for America.

Director Qualifications:

•                  Industry and Finance experience — current managing director at large private investment company; advisor to leading Internet and technology companies

Craig W. Rydin, Chairman, The Yankee Candle Company, Inc.

Craig W. Rydin, age 59, has served as a Director of priceline.com since January 2005, and is currently a member of the Audit Committee and Chairman of the Compensation Committee. Mr. Rydin is the Non-Executive Chairman of The Yankee Candle Company. Prior to being named Non-Executive Chairman, Mr. Rydin was the Executive Chairman of Yankee Candle Company.  Prior to being named Executive Chairman in October 2009, Mr. Rydin served as Chairman and Chief Executive Officer of Yankee Candle from April 2001 to October 2009 and has served as Chairman of the Board of Directors of Yankee Candle since February 2003.  Prior to joining Yankee Candle, Mr. Rydin was the President of the Away From Home food services division of Campbell Soup Company, a position he held from 1998 to 2001. From 1996 to 1998, Mr. Rydin served as the President of the Godiva Chocolatiers division of Campbell. Prior to his position with Godiva, Mr. Rydin held a number of senior management positions at Pepperidge Farm, Inc., also a part of Campbell.  Mr. Rydin is a member of the Board of Directors of Philips-Van Heusen and is a member of its Compensation Committee, and is a member of the Board of Directors of Au Bon Pain.

Director Qualifications:

•                  Leadership experience—former chief executive officer and current chairman of leading consumer products company; director of another public company

Set forth below is biographical information for executive officers of the Company (each an “executive officer”), other than executive officers who are nominated to serve as Directors of the Company and whose biographical information is set forth above.

Adrian Currie, age 45, is Chairman of Agoda and Managing Director (Australia & New Zealand) of Booking.com.  Previously, Mr. Currie served as the Chief Financial Officer of Booking.com B.V. from 2005 until 2010.  Mr. Currie, a chartered accountant, previously worked for Ernst & Young for twelve years in corporate finance and audit roles. Mr. Currie is also a member of the priceline.com Group Management Board, which is described in more detail below.

Daniel J. Finnegan, age 49, is Senior Vice President, Chief Financial Officer and Chief Accounting Officer of priceline.com.  Mr. Finnegan has been Chief Financial Officer since January 2009.  Mr. Finnegan was the Company’s Senior Vice President, Controller and Chief Accounting Officer from October 2005 to January 2009.  Mr. Finnegan joined priceline.com in April 2004 as Vice President and Chief Compliance Officer.  Prior to joining priceline.com, Mr. Finnegan served as Chief Financial Officer for CS Technology, Inc., a consulting company, from October 2000 to April 2004. Mr. Finnegan is also an ex-officio member of the priceline.com Group Management Board, which is described in more detail below.

Glenn D. Fogel, age 49, is priceline.com’s Head of Worldwide Strategy and Planning. He is also Executive Vice President Corporate Development, and is responsible for the company’s worldwide mergers, acquisitions and strategic alliances. He is a member of the board of directors of priceline.com’s international subsidiaries, Booking.com, Agoda and TravelJigsaw.  Mr. Fogel joined priceline.com in February 2000.  Prior to joining priceline.com, he was a trader at a global asset management firm and prior to that was an investment banker specializing in the air transportation industry. Mr. Fogel is a member of the New York State Bar (retired). Mr. Fogel is also a member of the priceline.com Group Management Board, which is described in more detail below.

Kees Koolen, age 45, has been Chief Executive Officer, Booking.com B.V., since September 1, 2008.  Mr. Koolen has been part of the Booking.com management team for ten years and has acted as Chief Operating Officer for five years.  Prior to joining Booking.com, he was an active investor in a number of Internet start-ups and served as an independent management consultant. Mr. Koolen is also a member of the priceline.com Group Management Board, which is described in more detail below.

Peter J. Millones, age 41, is Executive Vice President, General Counsel and Corporate Secretary of priceline.com.  Mr. Millones has been General Counsel and Corporate Secretary of priceline.com since January 2001.  He previously served as Vice President and Associate General Counsel of priceline.com from March 2000 to January 2001.  Since 2003, Mr. Millones has been responsible for priceline.com’s U.S. human resources department.  Prior to joining priceline.com, Mr. Millones was with the law firm of Latham & Watkins. Mr. Millones is also an ex-officio member of the priceline.com Group Management Board, which is described in more detail below.

Robert J. Mylod Jr., age 44, was appointed Vice Chairman and Head of Worldwide Strategy and Planning in January 2009.  Before becoming the Company’s Vice Chairman, Mr. Mylod was Chief Financial Officer from November 2000 to January 2009.  Prior to joining priceline.com, Mr. Mylod was acting Chief Financial Officer for WebHouse Club, Inc., a privately held e-commerce company and a licensee of priceline.com, and a Principal at Stonington Partners, a private equity investment firm.  Mr. Mylod is on the board of directors of EverBank Financial Corp.  Mr. Mylod retired from the Company on March 31, 2011.

Christopher L. Soder, age 51, has been President, North American Travel since February 2007.  Mr. Soder was Executive Vice President, Travel Services from March 2005 to February 2007 and had been Executive Vice President, Lodging and Vacation Products from July 2002 to March 2005.  From February 2000 to July 2002, Mr. Soder was President of priceline.com’s hotel service.  Prior to joining priceline.com, Mr. Soder was Western Region Vice President, Business Markets, for AT&T. Mr. Soder is also a member of the priceline.com Group Management Board, which is described in more detail below.

The priceline.com Group Management Board.

In 2010, the Company established the priceline.com Group Management Board, a board of five executives that meets periodically to oversee the performance and strategy of the priceline.com group of companies on a worldwide basis.  The priceline.com Group Management Board currently consists of Messrs. Boyd, Koolen, Fogel, Currie and Soder, and Messrs. Finnegan and Millones participate on an “ex-officio” basis.

Corporate Governance and Board Matters

The Board of Directors

The Board of Directors is elected by and accountable to the stockholders and is responsible for the strategic direction, oversight and control of priceline.com.  Regular meetings of the Board of Directors are generally held at least five times per year and special meetings are scheduled when necessary.  Six members of the Company’s Board of Directors, representing a majority of directors nominated for re-election, are “independent,” as determined by priceline.com’s Board of Directors, based on the NASDAQ Stock Market’s listing rules and the Company’s corporate governance principles.  The independent directors conduct at least two regularly scheduled executive sessions each year.  The Board of Directors held six meetings in 2010.  All directors attended at least 75% of the meetings of the Board of Directors and the Board committees of which they were members during 2010.  The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and has adopted written charters for each of these committees.

Corporate Governance

Corporate Governance Principles.  The Company operates under corporate governance principles that are designed to maximize long-term stockholder value, align the interests of the Board of Directors and management with those of priceline.com’s stockholders and promote high ethical conduct among priceline.com’s directors and employees.  A copy of the Company’s Corporate Governance Principles is available on the Investor Relations section of the Company’s website (www.priceline.com) under the tab “Corporate Governance.”  The Board of Directors’ current corporate governance principles include the following:

•                  A majority of the Board of Directors will consist of directors who are neither officers nor employees of the Company or its subsidiaries (and have not been officers or employees within the previous three years), do not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who are otherwise “independent” under the rules of the Nasdaq Stock Market, Inc.

•                  At least annually, the Nominating and Corporate Governance Committee will review and concur on a succession plan, developed by management, addressing the policies and principles for selecting a successor to the Chief Executive Officer, both in an emergency situation and in the ordinary course of business.

•                  The Board of Directors and each committee have the power to hire independent legal, financial and other advisors as they may deem necessary, at priceline.com’s expense.

•                  The independent directors will have at least two regularly scheduled executive sessions each year, and more frequently as necessary or desirable, in conjunction with regularly scheduled meetings of the Board, at which only independent directors are present.

•                  The Compensation Committee meeting in executive session will evaluate the performance of the Chief Executive Officer and the Company against the Company’s goals and objectives and will determine, or recommend to the Board of Directors for determination, the compensation of the Chief Executive Officer.

•                  Each non-employee member of the Board of Directors and executive officer of the Company is required to own a specified number of shares of the Company’s common stock as set forth in the Company’s Corporate Governance Principles.

•                  Continuing education of directors is encouraged and financed, as necessary, and will be reviewed by the Nominating and Corporate Governance Committee.

Director Independence.  The Nominating and Corporate Governance Committee recommended to the Board of Directors, and the Board of Directors determined that each of Ralph M. Bahna, Howard W. Barker, Jr., Nancy B. Peretsman, Jeffrey E. Epstein, James M. Guyette and Craig W. Rydin is “independent” within the meaning of the rules of the NASDAQ Stock Market, Inc. and the Company’s corporate governance principles and, in the case of the Audit Committee members, the rules of the Securities and Exchange Commission (the “SEC”) as well.  In connection with the independence determination for Mr. Bahna, the Board of Directors considered the ordinary-course transactions involving the supply of hotel rooms to priceline.com customers by Club Quarters, an international group of hotels, of which Masterworks Development Corporation, controlled by Mr. Bahna, is a minority stakeholder.  The Board of Directors concluded that these transactions did not impair Mr. Bahna’s independence because, among other reasons, the amounts in question were below the thresholds set forth in the NASDAQ Stock Market, Inc.’s independence standards.  In connection with the independence determination for Mr. Epstein, the Board of Directors considered the ordinary-course transactions involving the purchase and/or licensing of computer software to priceline.com by Oracle Corporation, of which Mr. Epstein is the Executive Vice President and Chief Financial Officer.  The Board of Directors concluded that these transactions did not impair Mr. Epstein’s independence because, among other reasons, the amounts in question were considerably below the thresholds set forth in the NASDAQ Stock Market, Inc.’s independence standards.

Director Nominees.  The Nominating and Corporate Governance Committee identifies, evaluates and recommends director candidates to the Board of Directors.  In identifying and recommending nominees for positions on the Board of Directors, the Nominating and Corporate Governance Committee places primary emphasis on the criteria set forth under “Selection of Directors — Nominations and Appointments” in our Corporate Governance Principles, namely: (i) highest personal and professional ethics and integrity; (ii) relevant business, professional or managerial skills and experience (including team-building and communication skills) useful to the oversight of the Company’s business; (iii) demonstrated leadership skills through involvement in business, professional, charitable or civic affairs; (iv) current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (v) ability and willingness to commit adequate time to fulfilling Board and committee duties and responsibilities; (vi) ability and willingness to exercise independent judgment, ask probing questions and express tough opinions; (vii) the fit of the individual’s expertise, skills, knowledge, experience and personality with those of other directors and potential directors in building a Board of Directors that is effective, collegial and responsive to the needs of the Company; and (viii) diversity of viewpoints, backgrounds, experiences and other demographics.

The Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of priceline.com and the composition of the Board of Directors.  Although there is no specific policy on diversity, the Nominating and Corporate Governance Committee considers diversity, which it broadly views in terms of viewpoints, backgrounds, experience, gender, race and ethnic or national origin, as a factor in selecting members to serve on the Board.  Members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth.  Outside consultants may also be employed to help in identifying candidates.  Once a candidate is identified whom the committee wants to seriously consider and move toward nomination, the Chairperson of the Nominating and Corporate Governance Committee, or his or her designee, enters into a discussion with that nominee. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. The policy adopted by the Nominating and Corporate Governance Committee provides that nominees recommended by stockholders are given appropriate consideration in the same manner as other nominees recommended by the Nominating and Corporate Governance Committee. Stockholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at the Company’s 2012 Annual Meeting of Stockholders may do so by submitting in writing such nominees’ names, in compliance with the procedures and along with the other information required by our By-laws, to the Secretary of our Board of Directors, c/o Office of the General Counsel, priceline.com Incorporated, 800 Connecticut Avenue, Norwalk, Connecticut, no earlier than March 4, 2012 and no later than April 3, 2012.

When considering current directors for re-nomination to the Board, the Nominating and Corporate Governance Committee takes into account the performance of each director. The Nominating and Corporate Governance Committee also reviews the composition of the Board in light of the current challenges and needs of the Board and the Company, and determines whether it may be appropriate to add or remove individuals after considering, among other things, the need for a specific expertise and issues of independence, judgment, age, skills, background, tenure and experience.

Communications with the Board of Directors.  Stockholders may contact any of the Company’s directors, a committee of the Board of Directors, the Board of Directors’ non-employee directors as a group, or the Board of Directors as a whole by writing to them c/o Office of the General Counsel, priceline.com Incorporated, 800 Connecticut Avenue, Norwalk, Connecticut 06854.  Stockholders should indicate how many shares of priceline.com common stock they own as of the date of their communication.  Communications received in this manner will be handled in accordance with procedures developed and approved by a majority of the Company’s “independent” directors.

Attendance at Annual Meetings.  The Company expects directors to attend the Company’s annual meeting of stockholders.  All of the current members of the Company’s Board of Directors, with the exception of Jeff Epstein and Nancy Peretsman, attended priceline.com’s 2010 annual meeting of stockholders in June 2010.

Code of Ethics.  The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) and requires all employees to adhere to the Code of Ethics in discharging their work-related responsibilities.  A copy of the Company’s Code of Ethics is available on the Investor Relations/Corporate Governance section of priceline.com’s Web site located at www.priceline.com.

Rights Plan Policy.  The Company does not have a stockholder rights plan, sometimes referred to as a “poison pill.”

Committees of the Board of Directors

Audit Committee.  The Audit Committee of the Board of Directors consists of Howard W. Barker, Jr., Jeffrey E. Epstein and Craig W. Rydin.  Mr. Barker is Chairman of the Audit Committee.  Each member of the Audit Committee is an independent director as determined by priceline.com’s Board of Directors, based on the NASDAQ Stock Market’s listing rules.  Each member of the committee also satisfies the SEC’s additional independence requirements for members of audit committees.  In addition, the Company’s Board of Directors has determined that each of Mr. Barker and Mr. Epstein is an “audit committee financial expert,” as defined by SEC rules.  The Audit Committee’s responsibilities include, among other things, reviewing priceline.com’s financial statements and accounting practices, overseeing the Company’s relationship with the independent registered public accounting firm, including making all decisions relating to appointing, determining funding for and overseeing the independent registered public accounting firm, overseeing internal audit, and reviewing the results and scope of the audit and other services provided by priceline.com’s independent registered public accounting firm.  A copy of the Audit Committee’s Charter is available on the Investor Relations section of the Company’s website (www.priceline.com) under the tab “Corporate Governance.”  The Audit Committee met ten times in 2010.

Compensation Committee.  The Compensation Committee of the Board of Directors consists of Messrs. Jeffrey E. Epstein, Craig W. Rydin and James M. Guyette.  Mr. Rydin is Chairman of the Compensation Committee.  Each member of the Compensation Committee is an independent director as determined by priceline.com’s Board of Directors, based on the NASDAQ Stock Market’s listing rules.  The Compensation Committee’s responsibilities include, among other things, setting, or recommending to the Board of Directors for determination, the salary of the Company’s Chief Executive Officer, reviewing and approving the compensation of all other “executive officers” of the Company, administering priceline.com’s employee benefit plans and making recommendations to the Board of Directors with respect to the Company’s incentive compensation plans.  The Compensation Committee has delegated limited authority to the Chief Executive Officer, Chief Financial Officer and the General Counsel to determine whether and to what extent certain restricted stock, restricted stock units and performance share units held by non-executive officers may be settled, canceled, forfeited, or surrendered pursuant to their terms (for instance, the Chief Executive Officer has the authority to determine whether an employee’s termination was, pursuant to the terms of a relevant agreement, “with” or “without cause”).  A copy of the Compensation Committee’s Charter is available on the Investor Relations section of the Company’s website (www.priceline.com) under the tab “Corporate Governance.”

The Compensation Committee meets as often as necessary to perform its duties and responsibilities.  The Compensation Committee met eight times in 2010.  Mr. Rydin works with the Chief Executive Officer and General Counsel to establish meeting agendas.  The Compensation Committee typically meets with the Chief

Executive Officer, Chief Financial Officer, Vice Chairman and Head of Worldwide Strategy and Planning (before his retirement in March 2011), General Counsel and outside advisors.  The Compensation Committee also regularly meets in executive session without management.

The Compensation Committee receives and reviews materials in advance of each meeting.  These materials include information that management believes will be helpful to the Compensation Committee as well as materials that the Compensation Committee has specifically requested.  Management plays a significant role in the compensation planning process.  The most significant aspects of management’s role are:

•                  Evaluating employee performance (other than the Chief Executive Officer’s);

•                  Helping to establish business performance targets and objectives (other than the Chief Executive Officer’s);

•                  Recommending salary levels, bonus targets/amounts and equity awards (other than the Chief Executive Officer’s); and

•                  Helping to design the structure, terms and conditions of bonus plans and equity instruments.

The Compensation Committee has the authority to appoint and dismiss its advisors and compensation consultants and approve their compensation.  These advisors report directly to the Compensation Committee. The Compensation Committee has retained Mercer Inc. (“Mercer”) as its outside compensation consultant.  While Mercer reported directly to the Compensation Committee, the Compensation Committee authorized Mercer to communicate and work with management during the compensation planning process.

With respect to the specific 2010 compensation initiatives detailed in the Compensation Discussion and Analysis of this proxy statement (i.e., 2010 base salaries, bonus targets (and subsequent payouts) and equity grants), the bulk of the work related to the 2010 compensation initiatives occurred between October 2009 and early March 2010.  During that time, the Compensation Committee met formally on six occasions to review and discuss executive compensation matters.  In addition, members of the Compensation Committee communicated informally (through telephone calls and electronic mail) on several occasions to review and discuss executive compensation matters.

In October 2009, the Compensation Committee met to discuss and plan the steps to be taken during the compensation planning process over the following months.  The Compensation Committee settled on, among other things, Mercer’s and senior management’s role in the planning process and agreed that management would act as the primary liaisons with Mercer to provide necessary information for Mercer’s review and discuss and review compensation proposals before formal presentation to the Compensation Committee.  The Compensation Committee met in December 2009 to evaluate and discuss, among other things, the general structure or underlying philosophy of, among other things, the 2010 bonus plan and equity grants, and again in February 2010 to discuss more detailed aspects of the plans, from individual bonus targets and equity grants, to specific funding and vesting provisions. The Compensation Committee met again in February 2010 and gave final approval to the compensation of the Company’s executive officers for 2010, reviewed senior executive compensation with the Board of Directors and formally reviewed, and recommended that the Board of Directors approve, the compensation of the Chief Executive Officer.  The Committee also met in March 2010 to review the Company’s performance over the three-year period relating to the 2007 grants of performance share units to determine whether targets relating to those grants were met.

During the compensation process, the General Counsel interacted often with Mercer outside the context of Compensation Committee meetings to discuss a range of issues, including specific compensation proposals for executives, the structure of equity grant instruments (i.e., the structure of the performance share units described in the Compensation Discussion and Analysis of this proxy statement) and proposed funding mechanisms and structure of a bonus plan.

In connection with the specific recommendations on the design of the 2010 bonus plan and 2010 equity grants (e.g., number of shares/units to be granted and specific performance thresholds), the Chief Executive Officer developed recommendations based on guidance given by the Compensation Committee.  Those specific recommendations were reviewed with Mercer, and revised accordingly, if appropriate, before presentation and detailed review by the Compensation Committee.  The final elements of the 2010 bonus plan and equity grants were the result of an iterative process and aspects of each were refined and changed during the process as a result of the Compensation Committee’s direction.

In early 2011, as described more fully in the Compensation Discussion and Analysis of this proxy statement, the Compensation Committee determined funds to be allocated to the 2010 bonus pool and amounts to be paid to individual executive officers under the bonus plan.

Additional information on the Compensation Committee’s consideration of executive compensation is addressed in the Compensation Discussion and Analysis in this proxy statement.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee consists of Messrs. James M. Guyette, Howard W. Barker, Jr. and Ralph M. Bahna.  Mr. Guyette is Chairman of the Nominating and Corporate Governance Committee.  Each member of the Nominating and Corporate Governance Committee is an independent director as determined by priceline.com’s Board of Directors, based on the NASDAQ Stock Market’s listing rules.  The Nominating and Corporate Governance Committee’s primary purposes are to:  (a) identify individuals believed to be qualified to become members of the Board of Directors, consistent with criteria approved by the Board of Directors, and to select, or recommend to the Board of Directors, the nominees to stand for election as directors at the annual meeting of stockholders; (b) identify members of the Board of Directors qualified to fill vacancies on any committee of the Board of Directors (including the Nominating and Corporate Governance Committee) and to recommend that the Board of Directors appoint the identified member or members to the respective committee; (c) assess whether candidates to join the Board of Directors would be “independent” under the rules of the NASDAQ Stock Market, Inc.; (d) establish procedures to receive prompt notification of changes in a director’s circumstances that may affect his or her qualifications or independence as a director and review such information and make recommendations as deemed appropriate; (e) develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company, and to review and consider the effectiveness of those principles at least once a year; (f) review, at least annually, priceline.com’s Code of Business Conduct and Ethics and, if appropriate, make recommendations to the Board of Directors of suggested modifications or changes;  (g) assist management in the preparation of the disclosure in priceline.com’s proxy statement regarding the operations of the Nominating and Corporate Governance Committee and (h) design a process for the Board to conduct a self-evaluation.

A copy of the Nominating and Corporate Governance Committee’s Charter is available on the Investor Relations section of the Company’s website (www.priceline.com) under the tab “Corporate Governance.”  The Nominating and Corporate Governance Committee met three times in 2010.  The Nominating and Corporate Governance Committee approved and recommended to the Board of Directors the eight director nominees currently standing for re-election at the Annual Meeting.

Leadership Structure

Mr. Bahna, who is one of our independent directors, currently serves as Chairman of the Board of Directors, and Mr. Boyd, who is also a member of the Board of Directors, currently serves as our Chief Executive Officer. The Board has had a Chairman who is not the Chief Executive Officer and not otherwise a company executive since 2004. The Board has determined that the most effective Board leadership structure for the Company at the present time is for the Chief Executive Officer and Chairman of the Board positions to be separate. The Board believes at this time that continuing to separate the Chief Executive Officer and the Chairman of the Board roles enables Mr. Boyd to focus on the business strategy and operations of the Company, while Mr. Bahna provides the independent leadership of the Board necessary for the Board to fulfill its responsibilities. The Board retains the authority to modify this structure as and when appropriate to best address the Company’s unique circumstances and to advance the best interests of its stockholders.

Board’s Oversight of Risk

Priceline.com’s risk management activities include the identification and assessment of the key risks facing the Company among the universe of business risks (i.e., strategic, operational, financial and regulatory/compliance).  These risks are identified across the organization from multiple regions and functions, in a process overseen by the Company’s internal audit function, which reports to the Audit Committee.  The Board reviews these risks on an annual basis after they have been identified and assessed by management. The Board, or a Committee of the Board, regularly reviews the initiatives put in place to mitigate the effects of these risks. These reviews include updates throughout the year from the businesses, regions and functions from which the key risks arise. Depending on the risk, the update may be presented to the full Board or if appropriate to a committee.  Each Committee’s role is one of oversight, recognizing that management is responsible for executing priceline.com’s risk management policies.  The oversight of risk within the organization is an evolving process requiring the Company to continually look for opportunities to further embed systematic enterprise risk management into ongoing business processes across the organization. The Board actively encourages management to continue to develop this process.

In addition to the Board’s role in enterprise risk management, various committees of the Board are also tasked to be responsible for the oversight of certain risks. More specifically, the Audit Committee is charged with oversight of the process by which management assesses and manages risk as well as the company’s major financial risk exposures and the steps taken to monitor and control these exposures, and is charged with oversight of risk management relating to the company’s hedging activities and use of derivative instruments.  The Compensation Committee oversees risks related to the company’s compensation programs.  The Compensation Committee has reviewed and assessed the Company’s compensation policies and practices for all employees, including our named executive officers.  Throughout the year, the Compensation Committee considers the relationship of the Company’s risk oversight practices to employee compensation policies and practices.  The Compensation Committee believes that the Company’s compensation programs do not create or encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company.

Security Ownership of

Certain Beneficial Owners and Management

The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company’s common stock as of March 31, 2011 by (1) each stockholder known by priceline.com to be the beneficial owner of more than 5% of the Company’s common stock; (2) each Director of priceline.com; (3) priceline.com’s Chief Executive Officer, Chief Financial Officer and each of its other named executive officers in the Summary Compensation Table in this proxy statement; and (4) all Directors and executive officers as a group.  The percentage of shares owned is based on 49,646,396 shares outstanding as of March 31, 2011.

	SHARES BENEFICIALLY OWNED (a)
NAME OF BENEFICIAL OWNER	NUMBER	PERCENT

Jeffery H. Boyd (b)	443,650	*
Ralph M. Bahna (c)	95,814	*
Howard W. Barker, Jr.	2,928	*
Jan L. Docter (d)	7,781	*
Jeffrey E. Epstein (e)	26,541	*
James M. Guyette	8,428	*
Nancy B. Peretsman (f)	8,236	*
Craig W. Rydin	2,063	*
Daniel J. Finnegan (g)	13,073	*
Robert J. Mylod Jr. (h)	38,120	*
Kees Koolen	24,011	*
Peter J. Millones	10,003	*
BlackRock, Inc.(i)	3,089,601	6.2%
All directors and executive officers as a group (14 persons) (j)	691,774	1.4%

*  Represents beneficial ownership of less than one percent.

(a)          Beneficial ownership is determined in accordance with the rules of the SEC and includes sole voting and investment power with respect to securities, except as discussed in the footnotes below. Stock options that are currently exercisable or exercisable within 60 days after March 31, 2011 and restricted stock units that vest by their terms within 60 days after March 31, 2011, are deemed to be outstanding and to be beneficially owned by the person holding such stock options and/or restricted stock units for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  Shares of restricted stock are deemed to be issued and outstanding.  Certain directors have elected to defer receipt of restricted stock unit grants for tax purposes, and, to the extent those units are vested, they are treated as beneficially owned for purposes of this table.  Performance share units issued to each of the named executive officers are not considered issued or outstanding, unless distributable within 60 days.

(b)         Includes (1) 166 shares held by an immediate family member of Mr. Boyd, of which Mr. Boyd disclaims beneficial ownership; and (2) 222,224 shares that Mr. Boyd has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2011.

(c)          Includes 34,000 shares that Mr. Bahna has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2011.

(d)         Does not include 6,000 shares held by immediate family members of Mr. Docter not sharing the same household, of which Mr. Docter disclaims beneficial ownership.

(e)          Includes 19,333 shares that Mr. Epstein has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2011.

(f)            Does not include: (1) 67,820 shares held by a foundation for which Ms. Peretsman serves as a trustee; and (2) 521 shares held by a limited liability company, of which Ms. Peretsman is a Manager.  Allen & Company LLC disclaims beneficial ownership of the shares referred to above.

(g)         Includes 1,728 shares that Mr. Finnegan has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2011.

(h)         Mr. Mylod retired from the Company effective March 31, 2011.

(i)             Based solely on information provided in a Schedule 13G filed by BlackRock, Inc. with the SEC on February 8, 2011, in which it reported sole voting power and sole dispositive power as to 3,089,601 shares.  BlackRock, Inc.’s address is 40 East 52nd Street, New York, New York 10022.

(j)             Includes shares beneficially owned by all Directors and executive officers of priceline.com, including the named executive officers, as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of priceline.com common stock and other equity securities of the Company.  Officers, Directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2010, each of our officers, directors and greater than ten percent beneficial owners complied with the Section 16(a) filing requirements.

Compensation Discussion and Analysis

Summary Information

Over the last three years, through a worldwide financial crisis and recession, priceline.com has earned $1.8 billion of non-GAAP EBITDA (a metric described in more detail below) and generated $1.6 billion of cash from operating activities, an increase of more than 384% over the prior three year period.  As measured by room night reservations, a common metric in the hotel industry, over that same three year period, priceline.com became the largest online hotel reservation company in the world.  Measured in terms of stockholder return, priceline.com was the single best performing stock on the S&P 500 during the five year period ending December 31, 2010.  During that period, priceline.com expanded its global hotel business beyond the U.S. and European markets, into the fast growing Asia-Pacific hotel market and into South America.

2010 was an excellent year for priceline.com.  Priceline.com grew its consolidated gross travel bookings by more than 46% year-over-year and increased its consolidated non-GAAP EBITDA (a metric described in more detail below) by more than 64% year-over-year, growing its earnings faster than other leading online travel companies.

This performance is a result of many factors, most importantly actions taken by the Company’s leadership, including Jeffery H. Boyd, President and Chief Executive Officer, and the leadership teams at priceline.com in the U.S., Booking.com and Agoda, to continue the Company’s geographic expansion and expansion of hotel supply around the world, and to coordinate collaboration among the Company’s different brands, all while maintaining the Company’s market-leading growth and operating leverage.

In light of this exceptional performance and the achievement by the Company of 2010 consolidated non-GAAP EBITDA targets set forth in the Company’s 2010 bonus plan, Mr. Boyd received a bonus of $4.0 million for 2010.  In addition, in March 2010, Mr. Boyd also received a grant of performance share units having a grant date fair value of approximately $2.9 million.  The performance share units vest over a three year period, are forfeitable if priceline.com does not meet a cumulative three-year earnings target requiring substantial growth in consolidated non-GAAP EBITDA and, if there is outstanding performance by priceline.com over the three-year period, could result in the issuance of up to three times the number of shares underlying the initial grant.  Total compensation for our other named executive officers also reflected the company’s outstanding performance (see Summary Compensation Table on page 36 for more details).

Executive Compensation Program Philosophy and Objectives

Priceline.com’s goal is to be the leading worldwide on-line hotel reservation service.  To achieve this goal, it is critical that priceline.com be able to attract, motivate and retain highly talented individuals at all levels of the global organization.  All of priceline.com’s global compensation and benefits programs described below are designed to accomplish these objectives and, in turn, enhance long-term stockholder value.

Priceline.com’s compensation program is substantially performance based and is intended to focus executives on both short-term and long-term earnings growth.  As a general rule, this means that if the Company achieves superior earnings growth compared to expected growth rates for its competition, total compensation for senior executives may fall at the higher end of competitive benchmarks.  On the other hand, if the Company’s earnings growth is inferior to that expected of the Company’s competition, total compensation for senior executives is likely to be significantly below competitive benchmarks.  Further, executive officers’ annual bonuses are funded from earnings growth and, therefore, as a general matter, it is unlikely there would be significant bonus funding for executive officers unless the Company meets its budgeted earnings targets.

Different elements of the priceline.com compensation program are designed to engender different behaviors:

•                  Base salary and benefits are designed to attract and retain employees over time.

•                  Award opportunities under priceline.com’s annual performance based bonus plan are designed to focus employees on priceline.com’s annual earnings growth and individual objectives in connection with each executive’s individual performance goals.

•                  Long-term incentives - performance share units (“PSUs”) and restricted stock units (“RSUs”) - under the stockholder-approved priceline.com 1999 Omnibus Plan, are generally designed to retain executives and focus their efforts on long-term growth in the Company’s earnings and increases to its stock price over a period of several years (typically three years).

•                  Severance agreements and change of control provisions in the Company’s equity instruments are designed to facilitate priceline.com’s ability to attract and retain executives as priceline.com competes for talented employees in the very competitive marketplace for experienced Internet executives, where these protections are often offered.  The severance benefits described below provide benefits to ease the consequences of an unexpected employment termination by priceline.com due to on-going changes in priceline.com’s employment needs.  The change of control benefits described below encourage employees to remain focused on priceline.com’s business in the event of rumored or actual fundamental corporate change and, in many instances, to provide assistance during any transition.

The Role of Management

The Chief Executive Officer, the Chief Financial Officer, the Executive Vice President and General Counsel, and prior to his retirement in March 2011, the Vice Chairman and Head of Worldwide Strategy and Planning (the “Vice Chairman”), provide significant input to the Compensation Committee (the “Committee”) when developing the structure of and setting performance metrics for the Company’s annual performance based bonus plan and annual equity grants.  The Chief Executive Officer provides detailed recommendations to the Committee of base salary, annual performance based bonus plan opportunities and awards and long-term incentive award values for the executive officers other than himself.  For the named executive officers other than the Chief Executive Officer, the Committee receives a performance assessment and compensation recommendation from the Chief Executive Officer in executive session without the presence of the other executive officers.  The Committee gives significant weight to the Chief Executive Officer’s judgment when assessing each of the other executive officers’ performance and determining appropriate compensation levels and incentive awards because he is particularly able to assess the other executive officers’ performance and contributions to the Company.  See “Corporate Governance and Board Matters — Compensation Committee” in this proxy statement for details on the 2010 compensation planning process.

The Board of Directors meets annually at the beginning of the year with the Chief Executive Officer to agree upon his performance objectives (which are generally stated in terms of company objectives) for the year.  At each meeting of the Board of Directors, the Chief Executive Officer reviews the Company’s annual objectives and discusses the Company’s year-to-date performance against those objectives.  At the beginning of the following year, the Chief Executive Officer presents to the Committee a summary of his and the Company’s performance over the past year.  The Committee then meets in executive session without the presence of management to review the performance of, and develop compensation recommendations for, the Chief Executive Officer.  The Committee Chairperson then discusses with the Board of Directors in executive session the Chief Executive Officer’s performance and the Committee’s compensation recommendations.  The Board of Directors then deliberates, discusses the review to be given to the Chief Executive Officer and sets the Chief Executive Officer’s compensation.  The Chairperson of the Committee then meets with the Chief Executive Officer to conduct a performance review of the Chief Executive Officer based on his achievement of the agreed-upon objectives, contribution to the Company’s performance, and other leadership accomplishments.

The Role of the Compensation Consultant

The Committee engaged Mercer Inc., an outside global human resources consulting firm, to advise and counsel the Committee on the Company’s compensation program for the named executive officers.  Mercer has been working with the Committee for approximately eleven years in connection with the Committee’s review of senior executive compensation.  Mercer provides no services to the Company other than those related to the Company’s compensation program; an affiliate of Mercer provides directors and officers insurance brokerage services to the Company.  The aggregate fees paid in 2010 to Mercer for advice on the amount or form of executive compensation were approximately $123,845.  The aggregate fees paid to Mercer’s affiliate by the Company for insurance brokerage services in 2010 were approximately $160,000.  The decision to engage Mercer’s affiliate for these other services was made by the Nominating and Corporate Governance Committee of the Board and Mercer’s affiliate was retained directly by the Nominating and Corporate Governance Committee of the Board.

At the direction of the Committee, management generally provides all Committee materials to Mercer and discusses all materials and recommendations with Mercer in advance of each Committee meeting.  Mercer considers the information presented to the Committee and discusses the information with the Committee.  Mercer generally attends all Committee meetings and, at the end of most meetings, meets in executive session with the Committee without management present.

With the support of the Committee, management (generally the Executive Vice President and General Counsel and, to a lesser extent prior to his retirement in March 2011, the Vice Chairman) regularly asks Mercer to provide calculations and market data to be used by the Committee in its decision-making process.  The Committee periodically requests the Executive Vice President and General Counsel and his staff to seek Mercer’s input or recommendation with respect to a specific compensation practice, program or arrangement being considered by the Committee.  The Committee’s Chairperson and/or management may also independently seek Mercer’s advice on various matters to assist the Committee in its decision-making process.

During 2010, among other things, Mercer assisted the Committee on the following matters:

•                  Advised the Committee on the composition of the Compensation Peer Group;

•                  Prepared analyses of named executive officer compensation levels as compared to the Compensation Peer Group and made compensation recommendations;

•                  Evaluated the design and opined on the appropriateness of the Company’s 2010 performance based bonus plan and long term incentives and provided suggested design changes and recommendations; and

•                  Prepared tally sheets and IRC Section 280G analysis (“excise parachute payments”).

Benchmarking

In making compensation decisions, the Committee compares each element of total compensation against a peer group of publicly-traded companies.  The Committee reviews annually the appropriateness of the companies comprising the peer group.  In determining the appropriate peer group of companies to be used in connection with the 2010 compensation planning process, the Committee looked closely at, among other things, companies included in the prior year’s peer group, which was based in part upon the S&P North American Technology-Internet Index (previously the Goldman, Sachs & Co. Internet index).

After discussion with Mercer, the Committee determined that the fifteen companies listed below, which are primarily Internet services, travel services and/or e-commerce companies, would comprise the 2010 peer group (the “Compensation Peer Group”):

•	eBay Inc.	•	Earthlink, Inc.	•	1-800-Flowers.com
•	Yahoo Inc.	•	Netflix Inc.	•	Ticketmaster Entertainment
•	Amazon.com Inc.	•	ValueClick Inc.	•	Real/Networks Inc.
•	Expedia Inc.	•	United Online Inc.	•	GSI Commerce Inc.
•	Orbitz Worldwide	•	Monster Worldwide Inc.	•	Digital River Inc.

For comparison purposes, the Committee focused on priceline.com’s gross profit versus the Compensation Peer Group as an indicator of company size.  Based on the four most recent quarters of data that were available at the time that the Committee initiated its review (for most, but not all companies, the fourth quarter 2008 through the third quarter 2009), priceline.com’s gross profit ranked at approximately the 73rd percentile of the Compensation Peer Group.  In comparing priceline.com’s compensation against the Compensation Peer Group, the Committee generally considered this percentile of executive pay for the Compensation Peer Group to be a general proxy for “market” compensation.  In arriving at “market” compensation for the Compensation Peer Group, Mercer adjusted the cash compensation information from the Compensation Peer Group to account for projected pay increases over the 2009-2010 timeframe and discounted long-term incentive values of the Compensation Peer Group to account for market decreases in the value of long-term incentive grants in the first half of 2009.

The Committee used the data of the Compensation Peer Group primarily to ensure that the priceline.com executive compensation program as a whole is competitive.  The Compensation Peer Group provides the Committee with guidance and information, but does not dictate the setting of the named executive officers’ compensation and is not a substitute for the Committee’s own business judgment in establishing compensation for the named executive officers.

Components of Executive Compensation in 2010

The Committee annually reviews each named executive officer’s total direct compensation, which consists of base pay, performance based cash bonus opportunity, and equity incentives. In addition to these primary compensation elements, the Committee reviews any other compensation, to the extent applicable, and payments that would be required under various severance and change-in-control scenarios.  In making compensation decisions, the Committee also takes into consideration historical compensation, including the vested and unvested value of unexercised stock options and the unvested value of other outstanding equity (restricted stock, restricted stock units and performance share units) under different scenarios and at different prices.

Before giving final approval to the annual compensation initiatives, the Committee reviews a presentation of total compensation, a “tally sheet,” prepared by Mercer.  The tally sheet generally summarizes each officer’s total “target” compensation for the applicable year and, using a current stock price, estimates the payments to be made to the officer under certain termination of employment and change of control scenarios.  In 2010, the Committee made no adjustments as a result of the tally sheet analysis based on its assessment that the program continued to meet the objectives described above.

Base salary

Base salary ranges for named executive officers are determined based on, among other things:

•                  information from the Compensation Peer Group described above;

•                  individual performance of the executive, including level of responsibility and breadth of knowledge; and

•                  internal review of the executive’s total compensation, both individually and relative to other senior executives.

The relative importance of these factors varies depending on the individual whose salary is being reviewed.  Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility.  Generally, base salaries for the Company’s named executive officers are towards the low end of the Compensation Peer Group.

In 2010, the Committee made no changes to the annual base salaries of the named executive officers.

Performance based cash bonus

Overview.  Priceline.com’s financial and operational performance was excellent in 2010 (pre-bonus non-GAAP EBITDA growth of more than 63% year-over-year) and the funding of the Company’s bonus pools and the payment of individual bonus amounts reflected this performance and the Company’s overall market-leading growth.

The fundamental principal underlying the Company’s 2010 performance based cash bonus plan (the “2010 Bonus Plan”) was that the bonus pools for named executive officers would only be meaningfully funded if the Company had significant year-over-year earnings growth.  The Compensation Committee believed at the time of adoption of the 2010 Bonus Plan that the year-over-year growth rates required to fund the named executive officers’ 2010 “target” bonuses would need to exceed the projected growth rates which would be achieved by the Company’s significant competitors in 2010.  Put another way, based on projections of the performance of the Company’s competitors publicly available at the time of adoption of the plan, the Committee believed that meaningful funding of the 2010 Bonus Plan would only occur if the Company out-performed its significant competitors based on non-GAAP EBITDA targets.  The Committee believed that requiring the Company to achieve what it believed to be higher growth rates than the Company’s peers before there was meaningful funding available for payment of bonuses to the named executive officers constituted a significant hurdle and meant that each named executive officer’s bonus was at significant risk.

Despite the lingering effects of the recent worldwide recession, priceline.com’s financial and operational performance during 2010 was excellent in the Committee’s view; priceline.com’s year-over-year consolidated pre-bonus non-GAAP EBITDA growth was more than 63%, an earnings growth rate that significantly exceeded that of the Company’s direct competitors.

What metric was used?  The 2010 Bonus Plan was based upon the accomplishment of certain non-GAAP EBITDA targets.  For purposes of the plan, EBITDA is operating income before interest, tax, depreciation and amortization expense and, for purposes of calculating EBITDA on a consolidated basis, includes foreign currency transactions and other.  Non-GAAP EBITDA excludes stock based compensation expense and other items which, in the sole judgment of the Committee, are generally “non-cash,” “one time” or “non-recurring” in nature, whether favorable or unfavorable.  For Booking.com, the non-GAAP EBITDA targets were denominated in Euros.

These adjustments to EBITDA under the 2010 Bonus Plan are generally consistent with the adjustments made by priceline.com in the calculation of non-GAAP EBITDA used in the Company’s quarterly and annual earnings announcements and referenced by many of the financial analysts that follow priceline.com.  The adjustments are intended to ensure that any payments under the 2010 Bonus Plan represent the underlying growth of priceline.com’s core business and are not inflated or deflated due to “non-cash,” “one time” or “non-recurring” items.  This measure is effective as it focuses employees on the Company’s core earnings so that they can be directly rewarded for business growth and productivity improvements.  This measure is also an effective motivator because it is relatively easy to track and generally understood by employees.

How did the 2010 Bonus Plan work?  The sole determinant of the funding of the 2010 Bonus Plan was the accomplishment of certain pre-bonus non-GAAP EBITDA targets.  The 2010 Bonus Plan was composed of different “sub” pools - one of which was based on priceline.com’s consolidated non-GAAP EBITDA, in which all of the named executive officers other than Mr. Koolen participated, and one based on Booking.com’s non-GAAP EBITDA, in which Mr. Koolen participated.  Both of the 2010 bonus “sub” pools funded throughout 2010 as priceline.com met and/or exceeded the respective, pre-established non-GAAP EBITDA targets, which targets are higher for executives than for lower level employees.

Bonus pools under the 2010 Bonus Plan were designed to fund as follows:

•                  In order for the Booking.com B.V. 2010 bonus pool to be funded at a level equal to that of the previous year, Booking.com B.V. needed to achieve 2010 year-over-year pre-bonus non-GAAP EBITDA growth of 24%.  On the other hand, if Booking.com B.V.’s year-over-year pre-bonus non-GAAP EBITDA growth was 15%, which the Committee estimated at the time the bonus pools were established would approximate “market” growth, the Booking.com 2010 bonus pool would be funded at a level that would have represented an approximately 49% year-over-year decrease in the Booking.com bonus pool.

•                  In order for the “consolidated” senior executive bonus pool to be funded at a level equal to that of the previous year, priceline.com needed to achieve 2010 year-over-year pre-bonus non-GAAP “consolidated” EBITDA growth of 26%. If “consolidated” pre-bonus non-GAAP EBITDA growth was 10%, which the Committee estimated at the time the bonus pools were established would approximate “market” growth, the bonus pool for senior executive officers would be funded at a level that would have represented an approximately 83% year-over-year decrease in the senior executive bonus pool for senior executives that participated in the consolidated pool.

As the growth targets above illustrate, significant funding of the 2010 Bonus Pool for the Company’s named executive officers would only occur upon the achievement by the Company of significant double-digit-year-over-year earnings growth.

Individual Bonus Targets.  Bonus targets for the named executive officers were based on job responsibilities, internal relativity, and data for the Compensation Peer Group.  Consistent with our executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to priceline.com’s performance through the 2010 Bonus Plan.  The Committee established bonus targets for 2010 (expressed as a percentage of annual base salary) for the named executive officers ranging from 50% to 200%.  The Committee reserved the right in its complete discretion to decrease or increase payouts below or above “target” amounts, notwithstanding priceline.com’s financial performance.  The 2010 Bonus Plan did not provide for individual maximum amounts.

Priceline.com’s 2010 Performance and Funding of the 2010 Bonus.  In the Committee’s judgment, 2010 was an excellent year for priceline.com.  Both Booking.com and the Company, on a consolidated basis, produced year-over-year non-GAAP EBITDA growth that substantially exceeded the targets established at the beginning of 2010, and funding of the 2010 Bonus Plan substantially exceeded funding under the 2009 Bonus Plan.

Individual Bonus Amounts.  The sole determinant of the funding of each named executive officer’s bonus — and the single most important consideration in the determination of the actual amount of each named executive officer’s bonus — was the accomplishment by the Company on a consolidated basis and by Booking.com, as applicable, of the non-GAAP EBITDA targets discussed above.  The actual dollar amount of each named executive officer’s bonus was determined after an assessment of such officer’s performance by, in the case of the Chief Executive Officer, the Board of Directors and Compensation Committee and, in the case of the other named executive officers, the Compensation Committee and the Chief Executive Officer.  Final bonus amounts for the named executive officers other than the Chief Executive Officer were based on a subjective assessment by the Compensation Committee and the Chief Executive Officer of each officer’s performance and contributions during 2010, as opposed to, in most cases, the accomplishment of specific quantitative goals.  The Compensation Committee exercised its discretion, based on the advice of the Chief Executive Officer, and did not attempt to quantify, rank or assign specific weight to any single factor (other than the non-GAAP EBITDA targets described above) in making its bonus decisions.

In early 2011, the Committee reviewed the Company’s 2010 results and worked with the Chief Executive Officer to develop appropriate 2010 bonus amounts for the Company’s executive officers, other than Mr. Boyd.  As described above, the Committee also worked in executive session with Mercer and the Board of Directors to develop an appropriate bonus amount for Mr. Boyd.  The bonuses paid to the named executive officers were paid in February 2011 and appear in the Summary Compensation Table for 2010 under the “Non-Equity Incentive Plan Compensation” column.

Mr. Boyd.  Based on the Company’s performance in 2010 and Mr. Boyd’s strong leadership, the Committee and the Board of Directors authorized the Company to pay Mr. Boyd a $4,000,000 bonus for 2010.  The Company’s accomplishment of the consolidated non-GAAP EBITDA targets described above was the exclusive determinant in calculating the funding of Mr. Boyd’s bonus and was the primary consideration in determining the amount of Mr. Boyd’s ultimate bonus.  From the Committee’s perspective, the Company’s performance was an extraordinary accomplishment in any year, but even more impressive given the challenging macro-economic conditions over recent years.  In evaluating Mr. Boyd’s performance and arriving at his bonus, the Committee and the Board of Directors also considered, among other things, the following:

•                  The Company’s 2010 “market leading” year-over-year growth (expressed in terms of consolidated gross travel bookings) and profitability (expressed in terms of consolidated non-GAAP EBITDA);

•                  The Company’s ability during 2010 to maintain its operating leverage;

•                  The Company’s continued geographic expansion and expansion of its hotel supply around the world during 2010 (including robust growth outside its core European markets);

•                  The global collaboration among the Company’s different brands;

•                  Mr. Boyd’s leadership during 2010, which included development of long-term strategy with the Board of Directors and leadership of the organization, succession planning, and development of a deep management team; and

•                  Mr. Boyd’s continued development of a healthy, open and constructive relationship with the Board of Directors.

The Committee also considered a number of other subjective and qualitative factors, such as, among other things, Mr. Boyd’s integrity, vision for the corporation, people management skills and investor and Board communication skills.

After balancing the Company’s position in the market relative to its significant competitors, and the accomplishment of the 2010 Bonus Plan financial, the Committee and Board of Directors thought that priceline.com’s performance in 2010 was excellent and, therefore, believed that the bonus amount authorized by the Board of Directors and paid to Mr. Boyd was appropriate.

Other Named Executive Officers.

The bonuses paid to the named executive officers below reflected the Company’s strong performance during 2010, which is described in detail above.  The bonus amounts also reflect the factors described below.

Mr. Finnegan’s award is in recognition of, among other things, his role as Chief Financial Officer, his role in developing the Company’s annual financial plan and his oversight of the Company’s finance department.

Mr. Mylod’s award reflects Mr. Mylod’s important role in advising the Board of Directors and Chief Executive Officer on the Company’s strategic direction, key role in developing the Company’s annual business plan and overseeing the achievement of that plan, and success in developing and maintaining strong relationships with the investment and analyst community.

Mr. Koolen’s bonus reflects Booking.com B.V.’s 2010 performance, as reflected by the accomplishment of the non-GAAP EBITDA targets discussed above, and Mr. Koolen’s leadership in expanding the Booking.com hotel business and scaling its systems, operations and human resources.

Mr. Millones’ award is in recognition of, among other things, his global oversight of the Company’s legal department and human resource department, as well as his oversight of the Company’s litigation.

In determining bonus amounts for the executives above, in addition to considering the factors described above, the Committee discusses and considers with the Chief Executive Officer a range of other subjective factors including each executive’s ability to act and think strategically, ability to get results, ability to demonstrate a strong leadership style, integrity, ethics and ability to foster global cooperation.

Equity incentives

Overview.  Equity incentive grants to the named executive officers are based on job responsibilities and potential for individual contribution, with reference to the “market” levels, as described above, of total “target” direct compensation (total “target” cash compensation plus the “target” value of long-term equity incentives) of executives within the Compensation Peer Group.  When it makes grants, the Committee also considers the size and current value of previous grants, in particular the current unvested value of previous grants.  As with the determination of base salaries and bonus awards, the Committee exercises judgment and discretion in view of the above criteria and its general policies.

In connection with the 2010 compensation planning process, the Committee authorized and the Company granted performance share units (“PSUs”) to the named executive officers. The PSUs granted in 2010 fall into three categories, each of which is described below:

•                  PSUs, which are forfeitable if certain performance thresholds are not achieved, granted to Messrs. Boyd and Mylod, which are tied to priceline.com’s 2010 through 2012 consolidated earnings performance;

•                  PSUs, which are forfeitable if certain performance thresholds are not achieved, granted to Mr. Koolen, which are tied to the 2010 through 2012 performance of Booking.com B.V.; and

•                  PSUs granted to Messrs. Millones and Finnegan, which are tied to priceline.com’s 2010 through 2012 consolidated earnings performance.

The Committee believes that the PSUs described above closely align senior management with priceline.com’s achievement of longer-term - in the case of each of the PSU grants, three years - financial objectives that enhance stockholder value.

PSUs granted to Messrs. Boyd, Finnegan, Mylod and Millones and tied to priceline.com’s 2010 through 2012 consolidated earnings performance.

In 2010, each of Messrs. Boyd, Finnegan, Mylod and Millones was granted PSUs that were based on the Company’s consolidated earnings performance over the three year period ending December 31, 2012.  The number of shares that could be issued at the end of the three-year performance period ranges from zero to three times the “target” grant for Messrs. Boyd and Mylod, and from one to two times the “target” grant for Messrs. Finnegan and Millones, in each case depending on the Company’s performance over that period.

The Committee established consolidated non-GAAP EBITDA as the performance measure to judge priceline.com’s performance over the three year performance period.  The calculation of consolidated non-GAAP EBITDA is intended to be substantially consistent with the calculation used by priceline.com in its quarterly and annual earnings announcements.  The calculation of non-GAAP EBITDA is similar to the calculation of non-GAAP EBITDA described above under Performance Based Cash Bonus and the reasons for adoption of non-GAAP EBITDA as the performance measure are substantially similar.

With respect to the grant to Messrs. Boyd and Mylod, the PSUs will vest and be earned at the end of the three year performance period if the consolidated non-GAAP EBITDA hurdles below are accomplished:

If consolidated non- GAAP EBITDA for the three-year period ending December 31, 2012 is:	Then, the number of shares that will be issued is:

Consolidated non-GAAP EBITDA
target for the three-year period ending
December 31, 2012 expressed as a
multiple of consolidated non-GAAP
EBITDA for the three-year period
ending December 31, 2009 (reflects
upper limit of each applicable tier of
consolidated non-GAAP EBITDA):

Less than $1,840.9 million	0	1.6x
Between $1,840.9 million and $2,021.6 million	0x to 1x the “target” grant	1.8x
Between $2,021.6 million and $2,434.8 million	1x the “target” grant	2.1x
Between $2,434.8 million and $2,593.7 million	1x to 2x the “target” grant	2.3x
Between $2,593.7 million and $2,840.9 million	2x to 3x the “target” grant	2.5x
Over $2,840.9 million	3x the “target” grant	Greater than 2.5x

The PSUs will be forfeited and no shares will be issued if, over the three year performance period, priceline.com does not increase its consolidated non-GAAP EBITDA by at least approximately 60% over its consolidated non-GAAP EBITDA over the three year period ending December 31, 2009 (2007 through 2009).

With respect to the grant to Messrs. Finnegan and Millones, the PSUs will vest and be earned at the end of the three year performance period if the consolidated non-GAAP EBITDA hurdles below are accomplished:

If consolidated non- GAAP EBITDA for the three-year period ending December 31, 2012 is:	Then, the number of shares that will be issued is:

Consolidated non-GAAP EBITDA
target for the three-year period ending
December 31, 2012 expressed as a
multiple of consolidated non-GAAP
EBITDA for the three-year period
ending December 31, 2009 (reflects
upper limit of each applicable tier of
consolidated non-GAAP EBITDA):

Less than $2,434.8 million	1x the “target” grant	2.1x
Between $2,434.8 million and $2,593.7 million	1x to 2x the “target” grant	2.3x
Over $2,593.7 million	2x the “target” grant	Greater than 2.3x

PSUs granted to Mr. Koolen tied to Booking.com’s 2010 through 2012 performance.  In 2010, Mr. Koolen was granted PSUs that were tied to the performance of Booking.com.  The PSUs are forfeitable if the minimum performance thresholds are not achieved during the three year time frame (2010 through 2012) by Booking.com or in the event of a voluntary termination.  These PSUs are based on the achievement by Booking.com of non-GAAP EBITDA targets over the three year period.  The calculation of non-GAAP EBITDA is substantially similar to the calculation described above.  If the minimum performance thresholds established by the Committee are not met, the PSUs will not vest or be earned.  The number of shares that could be issued at the end of the three-year performance period ranges from zero to three times the “target” grant, depending on Booking.com’s performance over that period.

If Booking.com non-GAAP EBITDA for the three-year period ending December 31, 2012 is:	Then, the number of shares that will be issued is:
Less than approximately 1.7x Booking.com non-GAAP EBITDA for the three-year period ending December 31, 2009	0
Between approximately 1.7x and 1.9x Booking.com non-GAAP EBITDA for the three-year period ending December 31, 2009	0x to 1x the “target” grant
Between approximately 1.9x and 2.2x Booking.com non-GAAP EBITDA for the three-year period ending December 31, 2009	1x the “target” grant
Between approximately 2.2x and 2.4x Booking.com non-GAAP EBITDA for the three-year period ending December 31, 2009	1x to 2x the “target” grant
Between approximately 2.4x and 2.5x Booking.com non-GAAP EBITDA for the three-year period ending December 31, 2009	2x to 3x the “target” grant
Greater than 2.5x Booking.com non-GAAP EBITDA for the three-year period ending December 31, 2009	Greater than 3x the “target” grant

The Committee estimated at the time of adoption — based on information available in early 2010 and the public forecasts of the Company’s significant competitors — that the three year performance thresholds set forth above, and the forfeiture thresholds with respect to Messrs. Boyd, Mylod and Koolen, represented significant growth hurdles.  If “target” consolidated non-GAAP EBITDA thresholds (in the case of the named executive officers other than Mr. Koolen) or Booking.com non-GAAP EBITDA thresholds (in the case of Mr. Koolen) were achieved, which would result in a “target” grant for executives (i.e, 1x), based on analyst estimates at the time, it would represent leading growth as compared to the Company’s significant competitors.  Accordingly, the Committee believed that if priceline.com were to achieve the non-GAAP EBITDA hurdles above, the stockholders of the Company would be rewarded.  The Committee believed that the three-year performance period focuses executives on longer-term performance and serves as a significant retention device.

Stock Options.  Since the adoption by priceline.com of FASB ASC Topic 718 (formerly known as FAS 123(R)) on January 1, 2006, the Company has not issued any stock options and currently does not intend to do so.

Change of control and severance benefits

Change of Control.  Most of the Company’s equity grants through 2009 provide for accelerated vesting upon a change of control.  As a general matter, upon a change of control, the vesting of outstanding equity will be accelerated to the earlier to occur of six months after the change of control (as long as the employee is employed by the Company on that date) or the date on which the employee is terminated “without cause” following a change of control.  The Company’s equity grants made in 2010, including the performance share units granted to the named executive officers, however, do not explicitly provide for accelerated vesting solely upon the occurrence of a change of control.  Rather, acceleration will only occur with respect to those grants upon certain terminations of employment that occur coincident with or following a change of control or upon certain terminations of employment that occur independently from a change of control.  As a general matter, with respect to the most recent equity grants, upon a termination of employment by the Company “without cause” or by the employee on account of his death or disability (and in some circumstances, “for good reason”) that occurs coincident with or following a change of control, the vesting of outstanding equity will be accelerated to occur on the date on which the employee is terminated coincident with or following such change of control (pro rata based on the performance period that has expired).  In certain circumstances, Mr. Boyd’s employment arrangement provides for different accelerated vesting provisions.  See the description of Mr. Boyd’s employment agreement beginning on page 42 for more information on the acceleration of certain of his awards.

With respect to the earlier equity grants, the accelerated vesting upon a change of control is intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change of control of the Company. In addition, for executives, the prospect of accelerated vesting is intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executives’ own employment.  The delay in vesting until six months after the consummation of a change of control is intended to aid any acquirer by keeping employees engaged and employed during an initial transition period, which supports a compelling business need during uncertain times.

Priceline.com will provide gross-ups for certain of the named executive officers who are based in the United States from any taxes due as a result of the imposition of Section 280G of the Internal Revenue Code (“excise parachute payments”) because the effects of Section 280G generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history.  The Committee believes that the gross up payments are appropriate for the Company’s most senior executives.

See the section entitled “Potential Payments Upon a Change of Control and/or Termination” beginning on page 50.

Severance benefits.  Each of the named executive officers is entitled to receive severance benefits upon, among other things, a termination “without cause” or “for good reason.”  The arrangements with the Company’s executive officers provide severance payments in an amount that the Committee believes is appropriate, taking into account, among other things, the time it is expected to take a separated employee to find another job and marketplace practices.  The payments and other benefits are provided because the Committee considers a termination “without cause” or for “good reason,” as those terms are used in the employment arrangements, to be Company initiated that under different circumstances would not have occurred and which are beyond the control of the separated individual.  The severance and other benefits are intended to ease the consequences to an executive of an unexpected termination of employment.  See the section entitled “Employment Contracts, Termination of Employment and Change-of-Control Arrangements” beginning on page 42.

Benefits

Priceline.com’s health care and other insurance programs are generally the same for all eligible employees, including executive officers, depending on their geographic location.  For all eligible U.S. based employees, priceline.com has a 401(k) plan.  The 401(k) plan allows all eligible employees to contribute up to 75% of their base salary and bonus, up to limits imposed by the Internal Revenue Code on a pre-tax basis.

Priceline.com adds a cash match to its 401(k) plan for all participants, including those executive officers who participate in the plan.  Priceline.com matches 50% of the first 6% of compensation deferred as contributions.  The 401(k) match made to each of the U.S.-based named executive officers is reflected in the All Other Compensation column on the Summary Compensation Table.

Perquisites

Priceline.com does not maintain any material perquisites or personal benefits for any of the named executive officers, such as company planes, cars, security or financial services or country club memberships.

Other Matters

Stock Ownership Guidelines

Under the Company’s stock ownership guidelines, each named executive officer of the Company is required to own the number of shares of the Company’s common stock indicated below.  Mr. Mylod retired from the Company on March 31, 2011, and is therefore not reflected in the table below.

Name	Number of Shares Required to be Owned under the Company’s Stock Ownership Guidelines – the Lesser of:	Number of Shares Actually Owned as of March 31, 2011(1)
Jeffery H. Boyd, President and Chief Executive Officer	15,000 shares or shares valued at $5 million	221,260
Daniel J. Finnegan, Chief Financial Officer	5,000 shares or shares valued at three (3) times base salary	11,345
Kees Koolen, Chief Executive Officer, Booking.com B.V.	5,000 shares or shares valued at three (3) times base salary	24,011
Peter J. Millones, General Counsel, Corporate Secretary and Executive Vice President	5,000 shares or shares valued at three (3) times base salary	10,003

(1)          See “Security Ownership of Certain Beneficial Owners and Management” on page 20 for full details relating to actual stock ownership.

The Company’s stock ownership guidelines also set forth requirements for non-employee member of the Board of Directors, which are set forth under “Director Compensation,” beginning on page 54.  The Company’s stock ownership guidelines are detailed in the Company’s Corporate Governance Principles, a copy of which is available on the Investor Relations section of the Company’s website (www.priceline.com) under the tab “Corporate Governance.”

Short-Selling Prohibition

The Company does not allow its executives to speculate in the Company’s stock, which includes, but is not limited to, short selling (profiting if the market price of the securities decreases) and/or buying or selling publicly traded options, including writing covered calls.

Pre-arranged trading plans

The Company encourages, but does not require, each of its executive officers to dispose of shares of the Company’s common stock pursuant to a pre-arranged trading plan adopted in compliance with Rule 10b5-1 under the Securities Exchange Act of 1934 (a “10b5-1 Plan”).  The Company has established guidelines for the adoption and implementation of 10b5-1 Plans, including without limitation:

•                  A 10b5-1 Plan must be adopted during an open trading window.

•                  The first proposed sale under a 10b5-1 Plan generally cannot occur until the first fiscal quarter following the fiscal quarter in which the plan is adopted.  Specifically, the first proposed sale under a 10b5-1 Plan generally may not be before the second trading day following the filing deadline for the Company’s Form 10-Q with the SEC or, in the case of plans implemented during the fourth quarter of a calendar year, not before the second trading day following the public release of the Company’s fourth quarter and year-end financial information.

•                  A 10b5-1 Plan must generally have a minimum of a one year term.  A 10b5-1 Plan may not be terminated earlier than the date provided for in the plan, except as approved by the Chairperson of the Company’s Compensation Committee or Audit Committee.

•                  Sales under a 10b5-1 Plan may occur during a closed trading window.

•                  The Company reserves the right to modify the terms of its 10b5-1 guidelines at any time.

The following table summarizes the 10b5-1 Plans adopted by each of the named executive officers and directors that were in existence on March 31, 2011.  The number of shares that are reflected as eligible for future sale in the table below reflects share amounts as of March 31, 2011 and excludes shares that may have been previously sold.  It is provided as a summary only and does not set forth all of the material terms and conditions of such 10b5-1 Plans.

Name and Principal Position(1)		Total Shares Subject to Plan	Date of Adoption		End Date

Jeffery H. Boyd President and Chief Executive Officer	(a)	88,890 stock options (expiring May 2011)	3/10/08	(2)	The date that all shares are sold
	(b)(i)	33,334 stock options (expiring May 2013)	8/24/09		The earlier of the sale of all shares or March 31, 2013

	(b)(ii)	100,000 stock options (expiring February 2014)

	(c)	48,000 shares	11/22/10		The earlier of the sale of all of the shares or April 30, 2013

Jeffrey E. Epstein Director	(a)(i) (a)(ii)	3,333 stock options (expiring June 2013) 6,000 stock options (expiring June 2014)	3/7/11		The earlier of the sale of all shares or March 7, 2012

(1)          Mr. Mylod retired from the Company on March 31, 2011, and is therefore not reflected in this table.

(2)          Plan originally adopted on February 20, 2004.  On March 10, 2008, Plan was amended to include stock options expiring in May 2011.

The Company intends to update the attached list on a quarterly basis following the closing of its trading window; an updated list will be available on the Investor Relations section of the Company’s website (www.priceline.com) under the tab “Corporate Governance.”

Equity Issuance Dates

For 2011, the Committee selected March 4, May 13, August 12 and November 14 as the dates of grant for any equity issuances (to the extent the Committee authorizes any issuances) to executives and employees in 2011.  The Committee reserves the right to adjust dates in advance or select additional grant dates in its sole discretion.  All grants are or will be, as applicable, approved in advance by the Committee or, on an exception basis, the Chairperson of the Compensation Committee.

Clawbacks

The Company intends to adopt a policy with respect to the “clawback” of executive compensation at such time as the Securities and Exchange Commission releases final rules on the matter.

Deductibility Cap on Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to each “covered employee” (generally, the chief executive officer and the three other highest paid executive officers other than the chief financial officer) will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m).  The Committee’s primary objective in designing and administering priceline.com’s compensation policies is to support and encourage the achievement of the Company’s long-term strategic goals and to enhance stockholder value, all as described above.  When consistent with this compensation philosophy, the Committee also intends to structure the Company’s compensation programs such that compensation paid thereunder will be tax deductible by the Company.  The Committee believes that stockholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Committee has approved, and may in the future approve, compensation arrangements for executive officers that are not fully deductible.

For example, payments under the 2010 Bonus Plan, which were funded as the result of significant year-over-year earnings growth, are not deductible under Section 162(m) because the 2010 Bonus Plan allowed the Committee to exercise its discretion to make adjustments to what was included or excluded from the non-GAAP EBITDA metric — discretion that is intended to ensure that the results measured in the bonus plan represent the underlying growth of priceline.com’s core business.

Compensation Committee Report

The Compensation Committee of the Board of Directors, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with priceline.com’s management.  Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Craig W. Rydin, Chairman
Jeffrey E. Epstein
James M. Guyette

Compensation of Named Executive Officers

Summary Compensation Table

The following table shows compensation earned during 2010, 2009 and 2008, except for Mr. Finnegan, as noted below, by our Chief Executive Officer, Chief Financial Officer and the next three most highly-compensated executive officers serving at the end of 2010.  These individuals are referred to as the “named executive officers.”   Mr. Finnegan’s information is for 2010 and 2009 only, in accordance with applicable SEC rules, since he first became a named executive officer as of the beginning of 2009.  Unless otherwise indicated, titles shown in the table are titles held as of December 31, 2010.

Summary Compensation Table

							Non-Equity
					Stock	Option	Incentive Plan		All Other
Name and Principal		Salary	Bonus		Awards	Awards	Compensation		Compensation		Total
Position	Year	($)	($)		($)(5)	($)	($)		($)		($)

Jeffery H. Boyd, President	2010	550,000	—		2,925,111	—	4,000,000	(6)	7,674	(7)	7,482,785
and Chief Executive	2009	550,000	—		1,422,289	—	2,300,000		7,674		4,279,963
Officer	2008	550,000	—		4,160,645	—	2,000,000		13,049		6,723,694

Daniel J. Finnegan,	2010	315,000	—		1,200,088	—	725,000	(6)	7,674	(7)	2,247,762
Chief Financial Officer(1)	2009	315,000	—		749,966	—	575,000		7,674		1,647,640

Robert J. Mylod Jr.,
Vice Chairman and Head of	2010	420,000	—		2,875,117	—	2,500,000	(6)	7,674	(7)	5,802,791
Worldwide Strategy &	2009	420,000	—		989,387	—	1,500,000		7,674		2,917,061
Planning(2)	2008	420,000	—		2,894,322	—	1,200,000		7,224		4,521,546

Kees Koolen,	2010	319,531	26,359	(4)	2,852,479	—	2,920,020	(6)	16,085	(7)	6,134,474
Chief Executive Officer,	2009	337,214	25,780		1,399,926	—	1,393,450		16,901		3,173,271
Booking.com B.V.(3)	2008	292,336	21,508		5,465,783	—	1,102,898		15,341		6,897,866

Peter J. Millones, General	2010	330,000	—		1,200,088	—	800,000	(6)	7,674	(7)	2,337,762
Counsel, Corporate Secretary	2009	330,000	—		749,966	—	625,000		7,674		1,712,640
and Executive Vice President	2008	320,000	—		1,175,905	—	550,000		7,224		2,053,129

(1)          Mr. Finnegan was named Chief Financial Officer of priceline.com effective January 1, 2009.

(2)          Mr. Mylod retired from the Company effective March 31, 2011.

(3)          Mr. Koolen was named Chief Executive Officer of Booking.com B.V. effective September 1, 2008.  Mr. Koolen’s compensation is translated into U.S. Dollars using an average exchange rate for 2010 of 1.32728 U.S. Dollars to Euros.

(4)          For Mr. Koolen includes a statutory bonus required under Dutch law of $25,562 for 2010, as well as an annual “holiday” bonus paid to all employees of Booking.com B.V. of $664 and an anniversary bonus of $133 for 2010.

(5)          Represents the aggregate grant date fair value of performance share units (“PSUs”) in 2010 and 2008, and restricted stock units (“RSUs”) in 2009, in each case, computed in accordance with FASB ASC Topic 718.  For 2010, the amount reflects 1 times the “target” amount, as of the grant date, for the 2010 performance awards.  The maximum number of shares that could be issued under this grant to Messrs. Boyd, Mylod and Koolen is 3 times the “target” amount, which would result in a value of $8,775,334, $8,625,352 and $8,557,436, respectively, based upon the stock price at the date of grant.  The maximum number of shares that could be issued under this grant to Messrs. Finnegan and Millones is 2 times the “target” amount, which would result in a value of $2,400,176 for each, based upon the stock price at the date of grant.  The number of shares that Messrs. Boyd and Mylod will receive in connection with the 2009 RSU awards, if any, will be based on the Company’s stock price determined during the six month period preceding the March 2012 vesting date, and, subject to certain exceptions, is dependent upon the executive being employed by the Company at that time.  The value of the Company’s stock on the date of grant was $82.65 per share.  The fair value of these 2009 RSUs at grant date was determined to be $51.11 per share since the RSUs were subject to market conditions.  The fair value of a grant subject to a market condition is generally lower than an award with only a service condition for vesting since the market condition may never be met.  The aggregate grant date fair value for these RSUs was determined subject to market conditions by replicating the payout structure of the RSUs using a series of call options and cash-or-nothing binary call options, using methods and assumptions set forth in Notes 2 and 3 of the Company’s Consolidated Financial Statements for the year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K.  If the 2009 RSUs granted to Messrs. Boyd and Mylod were not subject to market conditions, based on a stock price of $82.65 per share on the date of grant, the value of the RSUs would have been $2,299,984 and $1,599,939, respectively.  The 2009 awards to Messrs. Finnegan, Koolen and Millones did not contain a market condition, so the aggregate grant date fair value is calculated by multiplying the number of units granted by $82.65, the value of the Company’s stock on the date of grant.  For 2008, the amount reflects the estimated probable payout, as of the grant date, for the 2008 performance awards to Messrs. Boyd, Mylod and Millones, of 2 times the “target” amount, which is the maximum number of shares that could be issued under this grant.  With respect to Mr. Koolen, for 2008, this column represents the estimated probable payout, as of the grant date, for the 2008 performance award to Mr. Koolen, of 1 times the “target” amount.  The maximum number of shares that could be issued under this grant is 3.2054 times the “target” amount, which would result in a value of $6,209,126 for this grant, based upon the stock price at the date of grant.  With respect to Mr. Koolen, for 2008, this column also includes 35,000 RSUs that were not performance based with a grant date fair value of $3,528,700 based on a grant date price of $100.82 per share.  For additional information, please refer to Notes 2 and 3 of the Company’s Consolidated Financial Statements for the year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K. The amounts in this column reflect the Company’s estimate of the payout for these awards, as of the date of grant, and do not correspond to the actual value, if any, that will be recognized by the named executive officers.

(6)          Represents 2010 cash awards paid in February 2011 under the 2010 Bonus Plan.

(7)          With respect to Messrs. Boyd, Mylod, Millones and Finnegan, the amount represents the dollar value of any insurance premiums paid by priceline.com during 2010 with respect to life insurance and accidental death & dismemberment insurance for the benefit of such named executive officer and matching contributions made by priceline.com to each individual’s 401(k) plan for the fiscal year ended 2010. With respect to Mr. Koolen, the amount represents matching contributions made by Booking.com B.V., a wholly-owned subsidiary of priceline.com, to a defined contribution plan in the Netherlands.

Grants of Plan-Based Awards Table

The following table provides information about equity and non-equity awards granted to the named executive officers in 2010.  The column “Estimated Possible Payouts under Non-Equity Incentive Plan Awards” shows the potential cash payouts under the Company’s 2010 performance based cash bonus plan at the time the plan was adopted; actual payouts were made in March 2011 based on the Company’s attainment of certain performance thresholds and can be found in the Summary Compensation Table in the column entitled Non-Equity Incentive Plan Compensation for the 2010 fiscal year.

Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Date Grant Approved	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)

Jeffery H. Boyd	3/4/2010	3/2/2010	0	687,500		—	0	12,404	37,212	—	2,925,111

Daniel J. Finnegan.	3/4/2010	3/2/2010	0	236,250		—	5,089	5,089	10,178	—	1,200,088

Robert J. Mylod Jr.(4)	3/4/2010	3/2/2010	0	420,000		—	0	12,192	36,576	—	2,875,117

Kees Koolen	3/4/2010	3/2/2010	0	319,531	(5)	—	0	12,096	36,288	—	2,852,479

Peter J. Millones	3/4/2010	3/2/2010	0	330,000		—	5,089	5,089	10,178	—	1,200,088

(1)          These columns show the potential value, at the time the 2010 Bonus Plan was adopted, of the payout for each named executive officer under priceline.com’s 2010 Bonus Plan.  The actual payments for 2010 for each named executive officer are included in the column entitled “Non-equity Incentive Plan Compensation” of the Summary Compensation Table.  The potential payouts were performance-driven and therefore completely at risk.  The business measurements and performance goals for determining the payouts are described in the Compensation Discussion and Analysis beginning on page 22.

(2)          These columns show the “Threshold,” “Target” and “Maximum” number of shares of priceline.com common stock that could be issued in connection with PSUs granted in 2010 under the 1999 Omnibus Plan.  The performance period commenced on January 1, 2010 and ends on December 31, 2012.  The performance criteria for determining the number of shares of priceline.com common stock to be issued, if any, in connection with the PSUs are described in the Compensation Discussion and Analysis beginning on page 22.

(3)          Shows the aggregate grant date fair value of PSUs computed in accordance with FASB ASC Topic 718. Generally, the grant date fair value is the full amount that the Company would expense in its financial statements over the award’s vesting schedule.  For the PSUs granted on March 4, 2010, fair value was calculated using the grant date per share price of $235.82, which was the closing price of the Company’s common stock on March 3, 2010, the business day prior to the grant date.  The grant date fair value for the PSUs is based upon the estimated probable number of shares that will be issued at the end of the performance period.  As of December 31, 2010, for Messrs. Boyd, Mylod, and Koolen, that number is 3 times the “target” grant amount and for Messrs. Finnegan and Millones, that number is 2 times the “target” grant amount.  The actual number of shares to be issued, if any, has not been determined and will be determined based on the relevant performance criteria over the three-year performance period.  For additional information, please refer to Notes 2 and 3 of the Company’s Consolidated Financial Statements for the year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K.

(4)          Mr. Mylod retired from the Company effective March 31, 2011.

(5)          The “target” cash payout to Mr. Koolen was established in Euros and translated into U.S. Dollars using an average exchange rate for 2010 of 1.32728 U.S. Dollars to Euros.

Outstanding Equity Awards at 2010 Fiscal Year-End Table

The following table provides information on the holdings of stock option and stock awards by the named executive officers at fiscal year-end 2010.  This table includes unexercised stock option awards, both vested and unvested; unvested restricted stock and restricted stock units (“RSUs”); and/or unvested performance share units (“PSUs”) with performance and/or service conditions that have not yet been satisfied as of December 31, 2010.  The market value of the stock awards is based on the closing per share market price of priceline.com common stock on December 31, 2010, which was $399.55.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Jeffery H. Boyd	88,890	0	30.66	05/25/2011
	33,334		20.28	05/07/2013
	100,000		18.78	02/06/2014
								101,116	(1)	40,400,898

Daniel J. Finnegan	1,728	0	18.58	10/19/2015
					9,074	(2)	3,625,517
								16,452	(3)	6,573,397

Robert J. Mylod Jr	0	0
								81,030	(4)	32,375,537

Kees Koolen	5,735	0	23.08	07/14/2015
	13,334		24.51	11/08/2015
					51,938	(5)	20,751,828
								118,711	(6)	47,430,844

Peter J. Millones	0	0			9,074	(2)	3,625,517
								20,374	(7)	8,140,432

(1)          Represents the estimated probable number of shares of priceline.com common stock that will be issued at the end of the performance period in connection with the PSUs and RSUs.  Includes 36,076 shares for which the performance period commenced on January 1, 2008 and ended on December 31, 2010 (all of which shares vested in March 2011), 27,828 shares for which the performance period is the six months preceding the March 2012 vesting date and 37,212 shares for which the performance period commenced on January 1, 2010 and ends on December 31, 2012 (unless there is a “change of control,” a termination without “cause,” death or disability, in which case the issuance of shares underlying the PSUs and RSUs may be accelerated). With respect to the 27,828 shares for which the performance period is the six months preceding the March 2012 vesting date and the 37,212 shares for which the performance period commenced on January 1, 2010 and ends on December 31, 2012, the actual number of shares to be issued, if any, has not been determined and will be determined based on the relevant performance criteria over the respective performance period.

(2)          Represents RSUs, all of which are scheduled to vest in March 2012.

(3)          Represents the estimated probable number of shares of priceline.com common stock that will be issued at the end of the performance period in connection with the PSUs.  Includes 6,274 shares for which the performance period commenced on January 1, 2008 and ended on December 31, 2010 (all of which shares vested in March 2011), and 10,178 shares for which the performance period commenced on January 1, 2010 and ends on December 31, 2012 (unless there is a termination without “cause,” death or disability, in which case the issuance of shares underlying the PSUs may be accelerated). With respect to the 10,178 shares for which the performance period commenced on January 1, 2010 and ends on December 31, 2012, the actual number of shares to be issued, if any, has not been determined and will be determined based on the relevant performance criteria over the three-year performance period.

(4)          Represents the estimated probable number of shares of priceline.com common stock that will be issued at the end of the performance period in connection with the PSUs and RSUs.  Includes 25,096 shares for which the performance period commenced on January 1, 2008 and ended on December 31, 2010 (all of which shares vested in March 2011).  Also includes 19,358 shares for which the performance period is the six months preceding the March 2012 vesting date and 36,576 shares for which the performance period commenced on January 1, 2010 and ends on December 31, 2012. Mr. Mylod forfeited all such unvested shares upon his retirement from the Company on March 31, 2011.

(5)          Represents RSUs, of which 30,100 shares vested in March 2011, 4,900 shares are scheduled to vest in August 2011 and 16,938 shares are scheduled to vest in March 2012.

(6)           Represents the estimated probable number of shares of priceline.com common stock that will be issued at the end of the performance period in connection with the PSUs.  Includes 60,000 shares for which the performance period commenced on January 1, 2008 and ended on December 31, 2010 (all of which shares vested in March 2011), 22,423 shares for which the performance period commenced on January 1, 2008 and ended on December 31, 2010 (all of which shares vested in March 2011), and 36,288 shares for which the performance period commenced on January 1, 2010 and ends on December 31, 2012 (unless there is a termination without “cause,” death or disability, in which case the issuance of shares underlying the PSUs may be accelerated).  With respect to the 36,288 shares for which the performance period commenced on January 1, 2010 and ends on December 31, 2012, the actual number of shares to be issued, if any, has not been determined and will be determined based on the relevant performance criteria over the three-year performance period.

(7)          Represents the estimated probable number of shares of priceline.com common stock that will be issued at the end of the performance period in connection with the PSUs.  Includes 10,196 shares for which the performance period commenced on January 1, 2008 and ended on December 31, 2010 (all of which shares vested in March 2011), and 10,178 shares for which the performance period commenced on January 1, 2010 and ends on December 31, 2012 (unless there is a termination without “cause,” death or disability, in which case the issuance of shares underlying the PSUs may be accelerated). With respect to the 10,178 shares  for which the performance period commenced on January 1, 2010 and ends on December 31, 2012, the actual number of shares to be issued, if any, has not been determined and will be determined based on the relevant performance criteria over the three-year performance period.

Option Exercises and Stock Vested Table

The following table contains information about stock options exercised by the named executive officers and the vesting of stock awards held by the named executive officers in 2010.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Jeffery H. Boyd	155,554	30,240,174	66,000	(3)	15,385,920
Daniel J. Finnegan	0	0	7,500	(4)	1,748,400
Robert J. Mylod Jr.	55,499	14,256,759	46,000	(5)	10,723,520
Kees Koolen	0	0	7,000	(6)	1,631,840
Peter J. Millones	0	0	12,500	(7)	2,914,000

(1)          This column represents the number of shares underlying stock options exercised.

(2)          This column reflects the difference between the per share market value of priceline.com common stock at each exercise and the per share exercise price of the stock options exercised, multiplied, in each case, by the number of stock options exercised.

(3)          Mr. Boyd acquired 66,000 shares with a per share market price of $233.12 in March 2010 upon the vesting of performance share units.

(4)          Mr. Finnegan acquired 7,500 shares with a per share market price of $233.12 in March 2010 upon the vesting of 4,500 shares of restricted stock and 3,000 performance share units.

(5)          Mr. Mylod acquired 46,000 shares with a per share market price of $233.12 in March 2010 upon the vesting of performance share units.

(6)          Mr. Koolen acquired 7,000 shares with a per share market price of $233.12 in March 2010 upon the vesting of restricted stock units.

(7)          Mr. Millones acquired 12,500 shares with a per share market price of $233.12 in March 2010 upon the vesting of 7,500 shares of restricted stock and 5,000 performance share units.

Employment Contracts, Termination of Employment and

Change-of-Control Arrangements

The Company and/or its subsidiaries have employment agreements with each of the named executive officers.  The agreements are of varying duration and generally provide for minimum annual base salaries.  In addition, most of the agreements provide that each executive will be eligible to participate at a level commensurate with his position in the Company’s annual bonus and long-term compensation plans generally made available to the Company’s senior executives, and to participate in all benefit plans and arrangements and fringe benefits and perquisite programs generally provided to comparable senior executives of the Company.  Provided below is a summary of each of the named executive officer’s employment agreement followed by a summary of the material terms of any equity instruments held by such executive outstanding at December 31, 2010 that provides for accelerated vesting (or similar provisions) upon a change of control or termination.

Mr. Boyd

Employment Agreement

Termination without “Cause” or for “Good Reason” (No “Change of Control”).  In the event of a termination of Mr. Boyd’s employment by the Company without “Cause” (as defined in the agreement with Mr. Boyd) or by Mr. Boyd for “Good Reason” (as defined in the agreement), in either case other than during the three-year period following a “Change of Control” of the Company (as defined in the agreement), then Mr. Boyd will be entitled to receive, in addition to his compensation accrued through the date of his termination of employment, the following severance compensation and benefits:

(1) two times his base salary and target bonus, if any, paid over a 24-month period following his termination of employment;

(2) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs;

(3) continuation for two years following termination of employment of group health, life and disability insurance benefits as if Mr. Boyd were an employee of the Company;

(4) each outstanding vested Company stock option held by Mr. Boyd will remain exercisable until the earlier of eighteen months following the date of termination of employment or the expiration of the option’s original term; and

(5) each outstanding equity grant (other than the stock options described above) held by Mr. Boyd will be deemed to be vested on a pro-rata basis based on the time of the applicable restricted period that has elapsed through the date of his termination of employment plus one year, but only to the extent that this would result in a greater number of shares of Company common stock vesting than would otherwise apply under the existing terms of the equity grant.

Termination without “Cause” or for “Good Reason” (“Change of Control”). In the event of a termination of Mr. Boyd’s employment by the Company without “Cause” or by Mr. Boyd for “Good Reason,” in either case during the three-year period following a “Change of Control” of the Company (including any such termination of employment prior to a “Change of Control” at the request of a third party effecting the “Change of Control”), then Mr. Boyd will be entitled to receive, in addition to his compensation accrued through the date of his termination of employment, the following severance compensation and benefits:

(1) a lump sum cash severance payment equal to three times his base salary and target bonus;

(2) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs;

(3) continuation for three years following termination of employment of group health, life and disability insurance benefits as if Mr. Boyd were an employee of the Company; and

(4) all outstanding Company equity instruments held by Mr. Boyd will be immediately vested, and all Company stock options will remain exercisable until the earlier of 36 months following the date of termination of employment or the expiration of the option’s original term.

Termination as the Result of Death or “Disability”. In the event of a termination of Mr. Boyd’s employment as the result of his death or “Disability” (as defined in Mr. Boyd’s agreement), then Mr. Boyd will be entitled to receive, in addition to his compensation accrued through the date of his termination of employment, the following severance compensation and benefits:

(1) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs;

(2) continuation for one year following termination of employment of group health insurance benefits for Mr. Boyd’s dependents in the event of Mr. Boyd’s death (or for Mr. Boyd, if he is terminated as the result of “Disability”) as if Mr. Boyd were an employee of the Company;

(3) in the event of termination of Mr. Boyd’s employment as the result of “Disability,” continuation for one year following termination of employment of group life and disability insurance benefits as if Mr. Boyd were an employee of the Company; and

(4) each outstanding vested Company stock option held by Mr. Boyd will remain exercisable until the earlier of eighteen months following the date of his termination of employment or the expiration of the option’s original term.

May 2001 Stock Options.  The agreement with Mr. Boyd provides that the options to acquire 266,666 shares of the Company’s common stock that were granted in May 2001 will expire eighteen months after the termination of Mr. Boyd’s employment as a result of his death or “Disability,” termination by the Company without “Cause,” termination by Mr. Boyd for “Good Reason” or the Company’s failure to extend the term of the employment agreement (or 90 days after termination of Mr. Boyd’s employment as a result of a termination by the Company for “Cause,” termination by Mr. Boyd without “Good Reason” or Mr. Boyd’s failure to extend the term of the employment agreement), but in no event later than May 25, 2011.

Other.  Mr. Boyd’s employment agreement includes certain non-compete, non-solicitation and non-disparagement provisions.  In addition, subject to certain limitations, if severance remuneration payable under the agreement is held to constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code and Mr. Boyd becomes liable for any excise tax imposed under Section 4999 of the Internal Revenue Code, the Company will make an additional cash gross-up payment to him in an amount such that Mr. Boyd will be in the same after-tax economic position as if such excise tax were not imposed.

Equity Instruments

2010 PSUs.  The PSUs granted to Mr. Boyd in March 2010 provide for accelerated vesting upon a termination without “Cause,” a termination for “Good Reason,” or a termination as the result of death or “Disability.”  The number of shares to be delivered to Mr. Boyd would depend on the termination event (termination without cause/good reason/death/disability) and when it occurred.

•                  Upon a termination without “Cause,” for “Good Reason,” or as the result of death or “Disability” that does not occur coincident with or following a “Change of Control,” the PSU performance multiplier would be applied to a pro-rata portion (based on the number of full months that had elapsed since January 1, 2010 as of the date of his termination) of Mr. Boyd’s “target” PSU grant and could range from 0 to 3x, depending on the Company’s performance through the most recently completed fiscal quarter. However, if Mr. Boyd’s employment is terminated prior to the 6th fiscal quarter completed since January 1, 2010, the PSU performance multiplier cannot exceed 2x.

•                  If a “Change of Control” occurs prior to January 1, 2013 and Mr. Boyd is terminated without “Cause,” for “Good Reason,” or as a result of death or “Disability” coincident with or at any time following the effective date of the “Change of Control,” the PSU performance multiplier would be applied to a pro-rata portion (based on the number of full months that had elapsed since January 1, 2010 as of the effective date of the “Change of Control”) of Mr. Boyd’s “target” PSU grant; the performance multiplier could range from 0 to 3x, depending on the Company’s performance through the most recently completed fiscal quarter; and Mr. Boyd would also receive a pro-rata portion of Mr. Boyd’s “target” PSU grant (based on the number of full months that had elapsed since the effective date of the “Change of Control” as of the date of his termination).  However, if Mr. Boyd’s employment is terminated prior to the 6th fiscal quarter completed since January 1, 2010, the PSU performance multiplier cannot exceed 2x.

•                  If a “Change of Control” occurs on or after January 1, 2013 and Mr. Boyd is terminated without “Cause,” for “Good Reason,” or as a result of death or “Disability” coincident with or at any time following the effective date of the “Change of Control,” the PSU performance multiplier would be applied to Mr. Boyd’s “target” PSU grant and could range from 0 to 3x, depending on the Company’s performance through the 12th fiscal quarter completed since January 1, 2010.

2009 Restricted Stock Units (“RSUs”).  The RSUs granted to Mr. Boyd in March 2009 provide for accelerated vesting upon a “Change of Control,” a termination without “Cause,” or a termination as the result of death or “Disability.”  The number of shares to be delivered to Mr. Boyd would depend on the type of termination event (change of control or termination without cause/death/disability) and the time of its occurrence.

•                  Upon a termination without “Cause” or as the result of death or “Disability” on or prior to March 4, 2012, as long as the Company’s lowest closing stock price on NASDAQ for a period of 20 consecutive trading days during the six-month period preceding the termination date reaches a minimum threshold amount, the RSU performance multiplier (which could range from 0.5 to 1x, depending on the Company’s stock price performance for a 20-day period during the six-month period prior to the termination date) would be applied to a pro-rata portion (based on the number of full months that had elapsed since March 4, 2009 as of the date of the termination) of Mr. Boyd’s “target” RSU grant.

•                  If a “Change of Control” occurs on or prior to March 4, 2012 and Mr. Boyd remains employed by the Company for six months after the effective date of the “Change of Control,” as long as the Company’s closing stock price on NASDAQ on the effective date of the “Change of Control” reaches a minimum threshold amount, the RSU performance multiplier (which could range from 0.5 to 1x, depending on the Company’s closing stock price on the effective date of the “Change of Control”) would be applied to Mr. Boyd’s “target” RSU grant.

•                  If a “Change of Control” occurs on or prior to March 4, 2012 and Mr. Boyd is terminated without “Cause” or as the result of death or “Disability” within the six-month period after the effective date of the “Change of Control,” as long as the Company’s closing stock price on NASDAQ on the effective date of the “Change of Control” reaches a minimum threshold amount, the RSU performance multiplier (which could range from 0.5 to 1x, depending on the Company’s closing stock price on the effective date of the “Change of Control”) would be applied to Mr. Boyd’s “target” RSU grant.

2008 PSUs.  The PSUs granted to Mr. Boyd in March 2008 provide for accelerated vesting upon a “Change of Control,” a termination without “Cause,” a termination for “Good Reason,” or a termination as the result of death or “Disability.”  The number of shares to be delivered to Mr. Boyd would depend on the termination event (change of control or termination without cause/good reason/death/disability) and when it occurred.

•                  Upon a termination without “Cause,” for “Good Reason,” or as the result of death or “Disability,” the PSU performance multiplier would be applied to a pro-rata portion (based on the number of full months that had elapsed since January 1, 2008 as of the date of the termination) of Mr. Boyd’s “target” PSU grant and could range from 0 to 2x, depending on the Company’s performance through the most recently completed fiscal quarter.

•                  If a “Change of Control” occurs and Mr. Boyd remains employed by the Company for six months after the effective date of the “Change of Control,” the PSU performance multiplier would be applied to a pro-rata portion (based on the lesser of 36 and the number of full months that had elapsed since January 1, 2008 as of the date that is six months after the “Change of Control”) of Mr. Boyd’s “target” PSU grant; the performance multiplier could range from 0 to 2x, depending on the Company’s performance through the most recently completed fiscal quarter; if Mr. Boyd remains employed by the Company until the end of the performance period, then Mr. Boyd would also receive a pro-rata portion of the remaining “target” PSU grant based on the length of the performance period that had elapsed between the date that is six months after the “Change of Control” and the end of the performance period; if Mr. Boyd is terminated without “Cause,” for “Good Reason,” or as the result of death or “Disability” after the date that is six months after the “Change of Control” but prior to the end of the performance period, then Mr. Boyd would receive a pro-rata portion of the remaining “target” PSU grant based on the length of the performance period that had elapsed between the date that is six months after the “Change of Control” and the date of termination.

•                  If a “Change of Control” occurs and Mr. Boyd is terminated without “Cause,” for “Good Reason,” or as a result of death or “Disability” within the six-month period after the effective date of the “Change of Control,” the PSU performance multiplier would be applied to a pro-rata portion (based on the lesser of 36 and the number of full months that had elapsed since January 1, 2008 as of the effective date of the “Change of Control”) of Mr. Boyd’s “target” PSU grant; the performance multiplier could range from 0 to 2x, depending on the Company’s performance through the most recently completed fiscal quarter; Mr. Boyd would also receive a pro-rata portion of Mr. Boyd’s “target” PSU grant (based on the number of full months that had elapsed since the effective date of the “Change of Control” as of the date of termination).

Mr. Finnegan

Employment Agreement

Termination without “Cause” or for “Good Reason”.  In the event of a termination of Mr. Finnegan’s employment by the Company without “Cause” (as defined in the agreement with Mr. Finnegan) or by Mr. Finnegan for “Good Reason” (as defined in the agreement), then Mr. Finnegan will be entitled to receive, among other things, in addition to his compensation accrued through the date of his termination of employment, the following severance compensation and benefits:

(1) one times his base salary and target bonus, if any, paid over a 12-month period following his termination of employment;

(2) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs; and

(3) continuation for one year following termination of employment of group health, life and disability insurance benefits as if he were an employee of the Company.

Stock Options.  The agreement with Mr. Finnegan provides that the options to acquire 35,000 shares of the Company’s common stock (of which 1,728 were outstanding as of March 31, 2011) that were granted in October 2005 upon his promotion to Senior Vice President, Controller and Chief Accounting Officer will vest in full on the date that is six months following the occurrence of a “Change of Control” provided that Mr. Finnegan remains employed with the Company through such date.  In the event that Mr. Finnegan’s employment is terminated without “Cause” (as defined in Mr. Finnegan’s agreement) within six months following a “Change of Control,” the options will vest in full on the date of termination and will remain exercisable for six months following the date of termination.

Other.  Mr. Finnegan entered into a non-competition agreement with the Company in October 2005 pursuant to which Mr. Finnegan is subject to one-year non-competition and non-solicitation obligations following Mr. Finnegan’s termination of employment with the Company.

Equity Instruments

2010 PSUs.  The PSUs granted to Mr. Finnegan in March 2010 would be treated in the same fashion as the 2010 PSUs held by Mr. Boyd described above under “Mr. Boyd — Equity Instruments” except for the fact that the PSU performance multiplier could range from 1x to 2x instead of 0 to 3x.

2009 Restricted Stock Units.  The RSUs granted to Mr. Finnegan in March 2009 would be treated in the same fashion as the 2009 RSUs held by Mr. Millones described below under “Messrs. Mylod and Millones — Equity Instruments.”

2008 PSUs.  The PSUs granted to Mr. Finnegan in March 2008 would be treated in the same fashion as the 2008 PSUs held by Mr. Boyd described above under “Mr. Boyd — Equity Instruments.”

Messrs. Mylod and Millones

Employment Agreements

Termination without “Cause” or for “Good Reason”.  In the event of a termination of such executive’s employment by the Company without “Cause” (as defined in the respective agreement with the executive) or by such executive for “Good Reason” (as defined in the respective agreement), then such executive will be entitled to receive, among other things, in addition to his compensation accrued through the date of his termination of employment, the following severance compensation and benefits:

(1) two times his base salary and target bonus, if any, paid over a 12-month period following his termination of employment;

(2) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs; and

(3) continuation for one year following termination of employment of group health, life and disability insurance benefits as if he were an employee of the Company, provided that, if such termination is after a “Change of Control” (as the term is defined in each such agreement) the period of benefit continuation will be twenty-four months.

Termination as the Result of Death or “Disability”.  In the event of a termination of such executive’s employment as the result of death or “Disability” (as defined in the respective agreement), then such executive will be entitled to receive, among other things, in addition to his compensation accrued through the date of termination of employment, the following severance compensation and benefits:

(1) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs;

(2) in the event of termination as the result of death, continuation for one year following termination of employment of group health insurance benefits for such executive’s dependents as if he were an employee of the Company; and

(3) in the event of termination as the result of “Disability,” continuation for one year following termination of employment of group health, life and disability insurance benefits, as if he were an employee of the Company.

Other.  Subject to certain limitations, if severance remuneration payable under the agreements with Messrs. Mylod and/or Millones is held to constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code and such executive becomes liable for any excise tax imposed under Section 4999 of the Internal Revenue Code, the Company will make an additional cash gross-up payment to the executive in an amount such that such executive will be in the same after-tax economic position as if such excise tax were not imposed.  The agreements with each of Messrs. Mylod and Millones include certain confidentiality and/or non-solicitation provisions.

Equity Instruments

Mr. Mylod.

2010 PSUs.  The PSUs granted to Mr. Mylod in March 2010 would be treated in the same fashion as the 2010 PSUs held by Mr. Boyd described above under “Mr. Boyd — Equity Instruments.”

2009 Restricted Stock Units.  The RSUs granted to Mr. Mylod in March 2009 would be treated in the same fashion as the 2009 RSUs held by Mr. Boyd described above under “Mr. Boyd — Equity Instruments.”

2008 PSUs.  The PSUs granted to Mr. Mylod in March 2008 would be treated in the same fashion as the 2008 PSUs held by Mr. Boyd described above under “Mr. Boyd — Equity Instruments.”

Mr. Millones.

2010 PSUs.  The PSUs granted to Mr. Millones in March 2010 would be treated in the same fashion as the 2010 PSUs held by Mr. Boyd described above under “Mr. Boyd — Equity Instruments” except for the fact that the PSU performance multiplier could range from 1x to 2x instead of 0 to 3x.

2009 Restricted Stock Units.  The RSUs granted to Mr. Millones in March 2009 provide for accelerated vesting upon a termination without “Cause” or as the result of death or “Disability.”  If a termination without “Cause” or as the result of death or “Disability” occurs, Mr. Millones will receive a pro-rata portion of the RSUs as of the date of termination.  If a “Change of Control” occurs and Mr. Millones remains an employee of the Company as of the date which is six months after the “Change of Control,” a pro-rata portion of the RSUs will vest as of such six-month date and the remaining portion of the RSUs will vest on the third anniversary of the date of grant, provided that Mr. Millones remains an employee of the Company through such date.  Upon a termination without “Cause” or as the result of death or “Disability” that occurs after a “Change of Control” but prior to the six-month date following a “Change of Control,” vesting of all outstanding RSUs will be accelerated on the date on which Mr. Millones is terminated.

2008 PSUs.  The PSUs granted to Mr. Millones in March 2008 would be treated in the same fashion as the 2008 PSUs held by Mr. Boyd described above under “Mr. Boyd — Equity Instruments.”

Mr. Koolen

Employment Agreement

The employment agreement between Mr. Koolen and Booking.com B.V., an indirect wholly-owned subsidiary of the Company, which was entered into effective September 1, 2008, does not have a fixed term and is terminable at will by either party upon due observance of the statutory notice period in The Netherlands, which is currently one month for an employment relationship under five years.  The agreement automatically terminates upon Mr. Koolen reaching the age of 65.

Termination without “Cause” Or “Good Reason.”  In the event of a termination of Mr. Koolen’s employment by the Company without “Cause” (as defined in the agreement with Mr. Koolen) or by Mr. Koolen for “Good Reason” (as defined in Mr. Koolen’s agreement), then Mr. Koolen will be entitled to receive, among other things, in addition to his compensation accrued through the date of his termination of employment, the following severance compensation and benefits:

(1) two times his base salary and target bonus, if any, paid over a 12-month period following his termination of employment; and

(2) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs.

Because Mr. Koolen’s employment agreement is governed by Dutch law, and under Dutch law, a court has discretion to award severance to an employee depending on the facts and circumstances of the termination of the employee (e.g., the reason for the termination), if a court awards Mr. Koolen any compensation upon his termination, then the amount of such award shall be deducted from the amounts described above.

Termination as the Result of Death.  In the event of a termination of Mr. Koolen’s employment as the result of his death, then Mr. Koolen will be entitled to receive, among other things, in addition to his compensation accrued through the date of termination of employment, if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs.

Illness or Other Incapacity to Work.  Should Mr. Koolen become unable to perform work due to illness or other medical incapacity, Mr. Koolen will be entitled to continued payment of 70% of his most recent gross base salary for a maximum period of 104 weeks commencing on the first day of illness or incapacity.  Such payments will be reduced by financial benefits that Mr. Koolen may receive under any contractual or statutory insurance and any other income earned by Mr. Koolen.

Other.  The agreement with Mr. Koolen includes certain confidentiality, non-competition, and non-solicitation provisions.

Equity Instruments

2010 PSUs.  The PSUs granted to Mr. Koolen in March 2010 provide for accelerated vesting upon a termination without “Cause” or a termination as the result of death or “Disability.”  The number of shares to be delivered to Mr. Koolen would depend on the termination event (termination without cause/death/disability) and when it occurred.

•                  Upon a termination without “Cause” or as the result of death or “Disability” that does not occur coincident with or following a “Change of Control,” the PSU performance multiplier would be applied to a pro-rata portion (based on the number of full months that had elapsed since January 1, 2010 as of the date of his termination) of Mr. Koolen’s “target” PSU grant and could range from 0 to 3x, depending on the Company’s performance through the most recently completed fiscal quarter.

•                  If a “Change of Control” occurs prior to January 1, 2013 and Mr. Koolen is terminated without “Cause” or as a result of death or “Disability” coincident with or at any time following the effective date of the “Change of Control,” the PSU performance multiplier would be applied to a pro-rata portion (based on the number of full months that had elapsed since January 1, 2010 as of the effective date of the “Change of Control”) of Mr. Koolen’s “target” PSU grant; the performance multiplier could range from 0 to 3x, depending on the Company’s performance through the most recently completed fiscal quarter; Mr. Koolen would also receive a pro-rata portion of Mr. Koolen’s “target” PSU grant (based on the number of full months that had elapsed since the effective date of the “Change of Control” as of the date of his termination).

•                  If a “Change of Control” occurs on or after January 1, 2013 and Mr. Koolen is terminated without “Cause,” or as a result of death or “Disability” coincident with or at any time following the effective date of the “Change of Control,” the PSU performance multiplier would be applied to Mr. Koolen’s “target” PSU grant and could range from 0 to 3x, depending on the Company’s performance through the 12th fiscal quarter completed since January 1, 2010.

2009 Restricted Stock Units.  The RSUs granted to Mr. Koolen in March 2009 would be treated in the same fashion as the 2009 RSUs held by Mr. Millones described above under “Messrs. Mylod and Millones — Equity Instruments.”

2008 PSUs.  The PSUs granted to Mr. Koolen in March 2008 provide for accelerated vesting upon a “Change of Control,” a termination without “Cause,” or a termination as the result of death or “Disability.”  The number of shares to be delivered to Mr. Koolen would depend on the termination event (change of control or termination without cause/death/disability) and when it occurred.

•                  Upon a termination without “Cause,” or as the result of death or “Disability,” the PSU performance multiplier would be applied to a pro-rata portion (based on the number of full months that had elapsed since January 1, 2008 as of the date of the termination) of Mr. Koolen’s “target” PSU grant and could range from 0 to 3.2054x, depending on Agoda’s performance through the most recently completed month prior to Mr. Koolen’s termination.

•                  If a “Change of Control” occurs and Mr. Koolen remains employed by the Company for six months after the effective date of the “Change of Control,” the PSU performance multiplier would be applied to a pro-rata portion (based on the lesser of 36 and the number of full months that had elapsed since January 1, 2008 as of the date that is six months after the “Change of Control”) of Mr. Koolen’s “target” PSU grant; the performance multiplier could range from 0 to 3.2054x, depending on Agoda’s performance through the most recently completed month prior to Mr. Koolen’s termination; if

Mr. Koolen remains employed by the Company until the end of the performance period, then Mr. Koolen would also receive a pro-rata portion of the remaining “target” PSU grant based on the length of the performance period that had elapsed between the date that is six months after the “Change of Control” and the end of the performance period; if Mr. Koolen is terminated without “Cause,” or as the result of death or “Disability” after the date that is six months after the “Change of Control” but prior to the end of the performance period, then Mr. Koolen would receive a pro-rata portion of the remaining “target” PSU grant based on the length of the performance period that had elapsed between the date that is six months after the “Change of Control” and the date of termination.

•                  If a “Change of Control” occurs and Mr. Koolen is terminated without “Cause,” or as a result of death or “Disability” within the six-month period after the effective date of the “Change of Control,” the PSU performance multiplier would be applied to a pro-rata portion (based on the lesser of 36 and the number of full months that had elapsed since January 1, 2008 as of the effective date of the “Change of Control”) of Mr. Koolen’s “target” PSU grant; the performance multiplier could range from 0 to 3.2054x, depending on Agoda’s performance through the most recently completed month prior to Mr. Koolen’s termination; Mr. Koolen would also receive a pro-rata portion of Mr. Koolen’s “target” PSU grant  (based on the number of full months that had elapsed since the effective date of the “Change of Control” as of the date of termination).

2007 PSUs.  The PSUs granted to Mr. Koolen in December 2007 provide for accelerated vesting upon a “Change of Control,” a termination without “Cause” or a termination as the result of death or “Disability” on the same general terms as the PSUs granted to Mr. Boyd described above except that the following principal terms differ:  Mr. Koolen’s PSUs do not provide for accelerated vesting upon a termination for “Good Reason;” Mr. Koolen’s PSU performance multiplier ranges from 0 to 3x; Mr. Koolen’s performance period runs from January 1, 2008 through December 31, 2010; and the “change of control” period is limited to the six-month period following the “Change of Control.”

2008 Restricted Stock Units.  The restricted stock units granted to Mr. Koolen in August 2008 provide for accelerated vesting upon a “Change of Control,” a termination without “Cause” or a termination as the result of death or “Disability.”  If a termination without “Cause” or a termination as the result of death or “Disability” occurs, Mr. Koolen shall receive a pro-rata portion of the restricted stock units as of the date of termination.  If a “Change of Control” occurs and Mr. Koolen remains an employee of the Company as of the date which is six months after the “Change of Control”, a pro-rata portion of the restricted stock units will vest as of such six-month date and the remaining portion of restricted stock units will vest on the third anniversary of the date of grant.  Upon a termination without “Cause” or a termination as the result of death or “Disability” that occurs after a “Change of Control,” vesting of all outstanding restricted stock units will be accelerated on the date on which Mr. Koolen is terminated.

Other.  Mr. Koolen entered into a non-competition agreement with the Company in December 2007 pursuant to which Mr. Koolen is subject to one-year non-competition and non-solicitation obligations following Mr. Koolen’s termination of employment with the Company.

Potential Payments Upon a Change of Control and/or Termination

The following tables estimate the payments required to be made to each named executive officer in connection with (a) a termination of his employment upon specified events or (b) a change of control assuming a $399.55 per share price for our common stock (the closing market price on December 31, 2010).  The amounts shown also assume that the termination or change of control was effective December 31, 2010, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives.  Therefore, amounts shown do not reflect, for instance, any changes to base salaries or bonus targets effective in 2011, changes in the cost of health benefit plans, equity grants made in 2011 or equity that vested subsequent to December 31, 2010.  In addition, amounts shown reflect incremental amounts due to the named executive officer upon the specified event, and do not include amounts that were vested as of December 31, 2010.  The actual amounts paid can only be determined at the time of the termination of the executive’s employment or a change of control.  The terms “cause,” “good reason,” “death” and “disability” have the meanings in the individual employment agreements or equity instruments described above.  In the event of voluntary resignation or retirement on December 31, 2010, the named executive officer would only receive his accrued but unpaid salary through the termination date of employment.

Jeffery H. Boyd

Executive Benefits and Payments Upon Separation or Change of Control	Termination without “Cause” (non-Change of Control) ($)	Termination for “Good Reason” (non-Change of Control) ($)	Termination without “Cause” or for “Good Reason” (Change of Control) ($)	No Termination (Change of Control) ($)	Death or Disability ($)

Severance:
Base Salary and Target Bonus	2,475,000	2,475,000	3,712,500	0	0
Pro Rated Bonus	687,500	687,500	687,500	0	687,500
Equity and Benefits:
Performance Share Units	23,487,352	23,487,352	29,282,220	22,674,196	19,370,184
Restricted Stock/Restricted Stock Units	10,469,412	10,469,412	11,118,677	11,118,677	6,485,895
Stock Options	0	0	0	0	0
Health & Welfare(1)	37,018	37,018	55,527	0	18,509
Tax Gross-Up	0	0	0	0	0
Total:	37,156,282	37,156,282	44,856,425	33,792,874	26,562,088

(1)          Benefit amounts are based on 2010 annual premiums paid by the Company for (a) medical, dental and vision coverage, (b) term life insurance and (c) long-term disability insurance.

Daniel J. Finnegan

Executive Benefits and Payments Upon Separation or Change of Control	Termination without “Cause” (non-Change of Control) ($)	Termination for “Good Reason” (non-Change of Control) ($)	Termination without “Cause” or for “Good Reason” (Change of Control) ($)	No Termination (Change of Control) ($)	Death or Disability ($)

Severance:
Base Salary and Target Bonus	551,250	551,250	551,250	0	0
Pro Rated Bonus	236,250	236,250	236,250	0	0
Equity and Benefits:
Performance Share Units	3,862,317	3,862,317	3,862,317	5,217,857	3,862,317
Restricted Stock/Restricted Stock Units	2,114,885	0	3,625,517	2,719,138	2,114,885
Stock Options	0	0	0	0	0
Health & Welfare(1)	18,509	18,509	18,509	0	0
Tax Gross-Up	0	0	0	0	0
Total:	6,783,210	4,668,326	8,293,842	7,936,994	5,977,201

(1)          Benefit amounts are based on 2010 annual premiums paid by the Company for (a) medical, dental and vision coverage, (b) term life insurance and (c) long-term disability insurance.

Robert J. Mylod Jr.

Executive Benefits and Payments Upon Separation or Change of Control	Termination without “Cause” (non-Change of Control) ($)	Termination for “Good Reason” (non-Change of Control) ($)	Termination without “Cause” or for “Good Reason” (Change of Control) ($)	No Termination (Change of Control) ($)	Death or Disability ($)

Severance:
Base Salary and Target Bonus	1,680,000	1,680,000	1,680,000	0	0
Pro Rated Bonus	420,000	420,000	420,000	0	420,000
Equity and Benefits:
Performance Share Units	14,898,420	14,898,420	14,898,420	18,145,963	14,898,420
Restricted Stock/Restricted Stock Units	4,511,785	0	7,734,489	7,734,489	4,511,785
Stock Options	0	0	0	0	0
Health & Welfare(1)	18,509	18,509	37,018	0	18,509
Tax Gross-Up	0	0	0	0	0
Total:	21,528,715	17,016,929	24,769,927	25,880,452	19,848,715

(1)          Benefit amounts are based on 2010 annual premiums paid by the Company for (a) medical, dental and vision coverage, (b) term life insurance and (c) long-term disability insurance.

Kees Koolen

Executive Benefits and Payments Upon Separation or Change of Control(1)	Termination without “Cause” (non-Change of Control) ($)	Termination for “Good Reason” (non-Change of Control) ($)	Termination without “Cause” (Change of Control) ($)	No Termination (Change of Control) ($)	Death or Disability ($)

Severance:
Base Salary and Target Bonus	1,392,049	1,392,049	1,392,049	0	0
Pro Rated Bonus	348,012	348,012	348,012	0	348,012
Equity and Benefits:
Performance Share Units	37,764,931	0	37,764,931	40,986,902	37,764,931
Restricted Stock/Restricted Stock Units	14,824,393	0	20,751,828	6,641,919	14,824,393
Stock Options	0	0	0	0	0
Health & Welfare	0	0	0	0	0
Tax Gross-Up	0	0	0	0	0
Total:	54,329,385	1,740,062	60,256,820	47,628,821	52,937,336

(1)          Mr. Koolen’s compensation is translated into U.S. Dollars using the exchange rates in effect on December 31, 2010, which was 1.3385 U.S. Dollars to Euros.

Peter J. Millones

Executive Benefits and Payments Upon Separation or Change of Control	Termination without “Cause” (non-Change of Control) ($)	Termination for “Good Reason” (non-Change of Control) ($)	Termination without “Cause” or for “Good Reason” (Change of Control) ($)	No Termination (Change of Control) ($)	Death or Disability ($)

Severance:
Base Salary and Target Bonus	1,320,000	1,320,000	1,320,000	0	0
Pro Rated Bonus	330,000	330,000	330,000	0	330,000
Equity and Benefits:
Performance Share Units	5,429,352	5,429,352	5,429,352	6,784,892	5,429,352
Restricted Stock/Restricted Stock Units	2,114,885	0	3,625,517	2,719,138	2,114,885
Stock Options	0	0	0	0	0
Health & Welfare(1)	18,509	18,509	37,018	0	18,509
Tax Gross-Up	0	0	0	0	0
Total:	9,212,746	7,097,861	10,741,887	9,504,029	7,892,746

(1)          Benefit amounts are based on 2010 annual premiums paid by the Company for (a) medical, dental and vision coverage, (b) term life insurance and (c) long-term disability insurance.

Note to the Potential Payments Upon a Change of Control and/or Termination Tables Above.  Under applicable SEC rules, the Company is required to estimate the potential payments to each of the named executive officers upon termination or change of control assuming the event occurred on December 31, 2010, the last day of the Company’s most recently-completed fiscal year.  However, the payments to named executive officers could differ, in some instances materially, if the triggering event were to occur on or after January 1, 2011.

Equity Plans

The Company has one primary equity compensation plan: the 1999 Omnibus Plan, as amended, (the “Plan”).  Under the terms of the Plan, the Compensation Committee of the Board of Directors is granted broad authority to, among other things, grant equity awards and determine the terms, conditions and restrictions relating to those equity awards.

The table below presents information as of December 31, 2010 on the Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)

Equity Compensation plans approved by security holders
1999 Omnibus Plan	349,417	$23.68	806,763

Equity Compensation plans not approved by security holders
2000 Plan(2)	6,051	$18.78	0

Total:	355,468	$23.59	806,763

(1)                                  Excludes an aggregate of 1,688,910 unvested shares of restricted stock, unvested restricted stock units and unvested performance share units outstanding at December 31, 2010.  With respect to performance share units, this table assumes that the maximum number of shares underlying the performance share units will be issued at the end of the relevant performance periods. The actual number of shares to be issued, if any, has not been determined and will be determined based on the relevant performance criteria over the applicable performance periods.

(2)                                  The 2000 Plan was adopted in connection with the Company’s turnaround in 2000.  The 2000 Plan expired in November 2010, although the stock options shown in the table remain outstanding.

2010 Non-Employee Director Compensation and Benefits

Directors who are also employees of priceline.com receive no additional compensation for serving on the Board of Directors.

• Non-employee Directors.  In 2010, non-employee directors received an annual retainer of $35,000.  In 2010, non-employee directors also received an annual grant of 466 priceline.com restricted stock units.  The restricted stock units will vest over a four year period (one-fourth of the shares on each of the first four anniversaries of the date of grant); the vesting of the shares of restricted stock will accelerate if, among other things, the director is not re-nominated for election to the Board of Directors, the director retires after the age of 65 or becomes disabled, or if there is a “change of control” of priceline.com.

• Committees.  In 2010, the Chairperson of the Company’s Audit Committee received a retainer of $20,000, the Chairperson of the Company’s Compensation Committee received a retainer of $6,250, and the Chairperson of the Nominating and Corporate Governance Committee received a retainer of $5,000.  Each non-employee director received a fee of $1,250 for each committee meeting attended.

• Chairman of the Board.  In 2010, the Chairman of the Company’s Board of Directors, in addition to compensation received as a director, received a fee of $25,000 and a grant of 467 priceline.com restricted stock units.

The Company reimburses non-employee Directors for all travel and other expenses incurred in connection with attending Board of Directors and committee meetings.  The Company’s Stock Ownership Guidelines require that each non-employee director own the Company’s common stock in an amount equal to or exceeding the lesser of 2,500 shares or shares valued at $350,000.

The following table shows compensation earned during 2010 by all non-employee directors serving at any time during fiscal 2010.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Ralph M. Bahna Chairman of the Board	63,750	220,020	—	—	283,770
Howard W. Barker, Jr. Director	71,250	109,892	—	—	181,142
Jan L. Docter Director	35,000	109,892	—	—	144,892
Jeffrey E. Epstein Director	57,500	109,892	—	—	167,392
James M. Guyette Director	53,750	109,892	—	—	163,642
Nancy B. Peretsman Director	35,000	109,892	—	—	144,892
Craig W. Rydin Director	62,500	109,892	—	—	172,392

(1)          This column reports the amount of cash compensation earned in 2010 for Board and committee service.

(2)          This column represents the aggregate grant date fair value of RSUs computed in accordance with FASB ASC Topic 718. For additional information, please refer to Notes 2 and 3 of the Company’s Consolidated Financial Statements for the year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K.  These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value, if any, that will be recognized by the non-employee directors.  As of December 31, 2010, the following directors held the following aggregate number of shares of restricted stock/restricted stock units (RSU), respectively: Bahna (1,000 restricted stock/3,792 RSU), Barker (500 restricted stock/2,659 RSU), Docter (1,464 RSU), Epstein (500 restricted stock/2,659 RSU), Guyette (500 restricted stock/1,896 RSU), Peretsman (500 restricted stock/2,327 RSU) and Rydin (500 restricted stock/2,659 RSU).  In addition, Mr. Docter held 5,000 performance share units, for which the estimated probable number of shares to be issued at the end of the performance period was 15,000 as of the end of 2010; the PSUs held by Mr. Docter vested in March 2011.

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee is comprised of three non-employee directors: Messrs. Epstein, Guyette and Rydin.  No member of the Compensation Committee is or was formerly an officer or an employee of the Company or had any disclosable related person transaction in which the Company was a participant during the last fiscal year.  In addition, no executive officer of the Company serves on the compensation committee or board of directors of a company for which any of the Company’s directors serves as an executive officer.

Certain Relationships and Related Transactions

Review and Approval or Ratification of Related Party Transactions.

The Audit Committee of the Board of Directors, pursuant to a written policy, reviews all relationships and transactions in which the Company participates and in which any related person has a direct or indirect material interest and the transaction involves or is expected to involve payments of $120,000 or more in the aggregate per fiscal year.  The Company’s legal staff is primarily responsible for gathering information from the directors and executive officers.  Related person transactions are generally identified in:

•                  questionnaires annually distributed to the Company’s directors and executive officers;

•                  certifications submitted annually by the Company’s executive officers and directors related to their compliance with the Company’s Code of Business Conduct and Ethics; and

•                  communication made directly by the related person to the General Counsel.

As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person for which disclosure is required are disclosed in the Company’s proxy statement.  In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed.  In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee will consider:

•                  the nature of the related person’s interest in the transaction;

•                  the material terms of the transaction, including, without limitation, the amount and type of transaction;

•                  the importance of the transaction to the related person;

•                  the importance of the transaction to the Company;

•                  whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•                  any other matters the committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at a meeting that considers the transaction.  This process is included in the Company’s Corporate Governance Principles, which is available on the Investor Relations section of the Company’s website (www.priceline.com) under the tab “Corporate Governance.”

Club Quarters

Ralph Bahna, Chairman of the Company’s Board of Directors, has been a stakeholder in and President of Masterworks Development Corp., which has developed an international group of hotels named Club Quarters, since 1992.  During the year ended December 31, 2010, priceline.com facilitated the sale of Club Quarters’ hotel room nights to customers.  The room nights sold by Club Quarters to priceline.com customers (including customers of the company’s subsidiaries) during 2010 represented less than 0.20% of the total hotel room nights sold by all hotel suppliers through priceline.com, including its subsidiaries, during 2010.  Club Quarters received approximately $14.1 million of bookings through priceline.com (and its subsidiaries) in 2010, approximately $5.9 million of which was paid by priceline.com to Club Quarters in connection with “merchant” hotel transactions.  The approximately $5.9 million paid to Club Quarters by priceline.com in 2010 represented less than 5% of Club Quarters’ consolidated gross revenues in 2010.

Jeffrey E. Epstein

Jeffrey E. Epstein, a director of priceline.com and member of its Audit Committee and Compensation Committee, was the Executive Vice President and Chief Financial Officer of Oracle Corporation during 2010.  The Company purchases or licenses certain software and other related services from Oracle Corporation in the ordinary course of business.  In 2010, the Company paid Oracle Corporation approximately $1 million in connection with such software and other related services.  Priceline.com’s relationship with Oracle Corporation was in existence before Mr. Epstein joined Oracle Corporation.

Kees Koolen

On June 15, 2010, Kees Koolen, Chief Executive Officer of Booking.com, paid Priceline.com International Limited (“PIL”), a wholly-owned subsidiary of the Company, £974,806 to purchase a 1% ownership interest in TravelJigsaw Holdings Limited, a holding company which is the majority shareholder in TravelJigsaw Limited, the international rental car reservation service acquired by the Company through PIL in May 2010.  Mr. Koolen has the right to put his TravelJigsaw shares to PIL and PIL has the right to call the shares during specified exercise periods, in each case at a purchase price reflecting the fair value of the shares at the time of exercise.  In March 2011, PIL exercised its right to call 20,388 of Mr. Koolen’s TravelJigsaw Holdings Limited shares, at an aggregate purchase price of approximately £295,000, which was paid in April 2011.  Subject to certain exceptions, up to two-thirds and 100% of the aggregate total amount of Mr. Koolen’s TravelJigsaw Holdings Limited shares will be subject to the put and call options in each of 2012 and 2013, during specified exercise periods, respectively.

PROPOSAL 2

Ratification of Selection of Independent Registered Public Accounting Firm

We have selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.  We are submitting our selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.  Deloitte & Touche LLP has audited our financial statements since July 1997.  We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

The Company’s Bylaws do not require that the stockholders ratify the selection of our independent registered public accounting firm.  However, we are submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP.  Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year, if they determine that such a change would be in the best interests of the Company and its stockholders.

With respect to Proposal 2, the ratification of the selection of Deloitte & Touche LLP to act as the Company’s independent auditors requires approval by a majority of the total number of shares present and entitled to vote on the matter.  With respect to Proposal 2, abstentions and broker non-votes, if any, will have the same effect as a vote against the matter.  The Board of Directors recommends a vote FOR Proposal 2.

Report of the Audit Committee of the Board of Directors

The Audit Committee has the responsibility to, among other things, oversee and review the preparation of the Company’s consolidated financial statements, the Company’s system of internal controls and the qualifications, independence and performance of its independent registered public accounting firm.  The Audit Committee has the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.  The specific duties and responsibilities of the Audit Committee are described in the charter of the Audit Committee, which is available in the Investor Relations section of the Company’s website (www.priceline.com) under the Corporate Governance tab.  Each member of the Audit Committee is an independent director as determined by priceline.com’s Board of Directors, based on the NASDAQ Stock Market’s listing rules.  Each member of the committee also satisfies the SEC’s additional independence requirements for members of audit committees.  In addition, the Company’s Board of Directors has determined that each of Howard W. Barker, Jr. and Jeffrey E. Epstein is an “audit committee financial expert,” as defined by SEC rules.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles.  The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.  The Audit Committee’s responsibility is to oversee and review these processes.   The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of internal and external audits, whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or on the effectiveness of the system of internal control.

The Audit Committee met ten times in 2010.

Review and Discussions with Management

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the three years ended December 31, 2010 with management.

Review and Discussions with Independent Accountants

The Audit Committee has discussed with Deloitte & Touche LLP, priceline.com’s independent registered public accounting firm, the matters required to be discussed by PCAOB Standards AU Section 380 (“Communication With Audit Committees”) which includes, among other items, matters related to the conduct of the audit of priceline.com’s financial statements.

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Rule 3526 (“Communication With Audit Committees Concerning Independence”) and has discussed with Deloitte & Touche LLP its independence with respect to priceline.com.  In addition, the Audit Committee has considered whether Deloitte & Touche LLP’s provision of non-audit services is compatible with maintaining their independence.  The Audit Committee’s meetings include, whenever appropriate, executive sessions with Deloitte & Touche LLP without the presence of the Company’s management.

Conclusion

Based on the review and discussions referred to above, and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to priceline.com’s Board of Directors that priceline.com’s audited financial statements and management’s assessment of internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Howard W. Barker, Jr., Chairman
Jeffrey E. Epstein
Craig W. Rydin

Auditor Independence

Deloitte & Touche LLP is the Company’s independent registered public accounting firm.  The aggregate fees billed for professional services by Deloitte & Touche LLP in 2010 and 2009 were as follows:

Audit Fees.  The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s consolidated financial statements included in Form 10-K, review of financial statements included in Form 10-Qs, audit of management’s assessment of internal controls as of December 31, 2010, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, were approximately $2.0 million for the year ended December 31, 2010 and approximately $1.6 million for the year ended December 31, 2009.

Audit Related Fees.  The aggregate fees billed for assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of priceline.com’s financial statements and are not reported under “Audit Fees” above were approximately $134,000 for the year ended December 31, 2010 and approximately $275,000 for the year ended December 31, 2009.   Audit related services included services for matters such as audits of employee benefit plans, debt offerings and other domestic services.

Tax Fees.  The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice and tax planning were approximately $179,000 for the year ended December 31, 2010 and approximately $73,000 for the year ended December 31, 2009.  Tax related services included preparation and review of tax returns and consultation related to tax strategies and planning, compliance and state and local tax regulatory matters.

All Other Fees.  There were no fees billed by Deloitte & Touche LLP for other services rendered during the years ended December 31, 2010 and 2009.

Pre-Approval Policies and Procedures.  The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by Deloitte & Touche LLP.  All audit related services, tax services and other services must be pre-approved by the Audit Committee.  In accordance with the Company’s policy and applicable SEC rules and regulations, the Audit Committee or its Chairperson pre-approves services provided to the Company by Deloitte & Touche LLP (“Auditor Services”).  Pre-approval is detailed as to the particular service or category of services.  If Auditor Services are required prior to a regularly scheduled Audit Committee meeting, the Audit Committee Chairperson is authorized to approve such services, provided that they are consistent with the Company’s policy and applicable SEC rules and regulations, and that the full Audit Committee is advised of such services at the next regularly scheduled Audit Committee meeting.  Deloitte & Touche LLP and management periodically report to the Audit Committee regarding the extent of the Auditor Services provided by Deloitte & Touche LLP in accordance with this pre-approval, and the fees for the Auditor Services performed to date.  All audit related services, tax services and other services described above were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

PROPOSAL 3

Advisory Vote on Executive Compensation

In accordance with recent legislation, the Company is providing stockholders with an advisory (non-binding) vote on compensation programs for our named executive officers (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

This non-binding advisory vote on executive compensation will be considered approved by the affirmative vote of a majority of the total number of shares present and entitled to vote on the matter.  Abstentions will have the same effect as a vote against the matter and broker non-votes will not affect the outcome of the vote.  Although this vote is non-binding, the Board and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to motivate our executives to create a successful company.  We believe that our compensation program, with its balance of short-term incentives (including performance-based cash bonus awards) and long-term incentives (including performance-based awards that vest after three years) and share ownership guidelines reward sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure included in this proxy statement.

The Board of Directors recommends that you vote FOR the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

PROPOSAL 4

Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation

In addition to providing stockholders with the opportunity to cast an advisory vote on executive compensation, the Company this year is providing stockholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years.

The Board recommends that you select one year as the desired frequency of the advisory vote on executive compensation under the “say on pay” rules.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation.  Stockholders will be considered to have expressed a preference for the frequency if one of the alternatives of every year, every two years or every three years receives the affirmative vote of a majority of the total number of shares present and entitled to vote on the matter.  Abstentions will have the same effect as a vote against each of the three alternatives and broker non-votes will not affect the outcome of the vote.  Although this advisory vote on the frequency of the advisory vote on executive compensation is nonbinding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

PROPOSAL 5

Stockholder Proposal Concerning Stockholder Action by Written Consent

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, owner of not less than 100 shares of the Company’s common stock, has given notice that he intends to present the following proposal at the Annual Meeting:

Proposal 5 — Stockholder Action by Written Consent

RESOLVED, Stockholders hereby request that our board of directors undertake such steps as may be necessary to permit written consent by stockholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all stockholders entitled to vote thereon were present and voting (to the fullest extent permitted by law).

This proposal topic won majority stockholder support at 13 major companies in 2010.  This included 67%-support at both Allstate and Sprint.  Hundreds of major companies enable stockholder action by written consent.

Taking action by written consent in lieu of a meeting is a means stockholders can use to raise important matters outside the normal annual meeting cycle.  A study by Harvard professor Paul Gompers supports the concept that stockholder dis-empowering governance features, including restrictions on stockholder ability to act by written consent, are significantly related to reduced stockholder value.

The merit of this Stockholder Action by Written Consent proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company only “C” with “High Concern” for Executive Pay - $24 million for our CEO Jeffery Boyd.  Plus our CEO also had the potential for a gain of $43 million upon a change of control.  And our Executive Pay Committee had discretion to increase payouts above the bonus plan target amounts regardless of our company’s performance.

Our board was the only significant directorship for five of our eight directors.  This could indicate a significant lack of current transferable director experience.  Plus the trend in newer directors was disturbing with Jan Docter, a self-employed business consultant and the newest director in 2010, owning only 332 shares in spite of $168,000 in a year from our company.

Our 2010 stockholder proposal to enable 10% of stockholders to call a special meeting won more than 52%-support.  This was more impressive since our company only recently adopted a proposal for 25% of stockholders to call a special meeting.

We had no proxy access and no cumulative voting.  Only one yes-vote each from our 48 million shares would reelect our current directors, including Craig Rydin, chairman of our Executive Pay Committee.  Mr. Rydin was at least partly responsible for the “High Concern” regarding our Executive Pay.

Please encourage our board to respond positively to this proposal to initiate the improved corporate governance and financial performance that we deserve:

Stockholder Action by Written Consent —

Yes on Proposal 5.

Board of Directors Statement in Opposition to Proposal 5.

The Board of Directors Recommends a Vote AGAINST this Proposal 5.

The Board of Directors believes in good corporate governance and in providing stockholders with meaningful access to the Company.  The Company has adopted a number of sound corporate governance practices that are designed to ensure that the Company remains transparent and accountable to our stockholders.  First, at each annual meeting of stockholders, our stockholders have the ability to vote on important matters that are presented at the meeting.  Second, if important matters arise between annual meetings of stockholders, the Company’s certificate of incorporation provides that the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the Board of Directors or stockholders holding at least twenty-five percent (25%) of the Company’s shares, may call a special meeting of stockholders.  This twenty-five percent (25%) threshold for our stockholders to call a special meeting is less than the percentage that would be required to effect action by written consent under Proposal 5.  Third, the Company recently implemented a majority vote standard in uncontested elections of directors, which means that directors generally will only continue to serve if they receive the support of a majority of shares cast.  Fourth, the Company continues to maintain its existing corporate governance mechanisms that afford all stockholders, regardless of the level of share ownership, with the ability to contact the Board of Directors or the non-employee directors with any comments or concerns.  Fifth, stockholders have the ability to recommend to the Company’s Nominating and Corporate Governance Committee their own nominees for directors, which would be considered by the committee in accordance with standards and procedures that the Company has adopted.  The Board of Directors believes that these practices promote stockholder democracy and sound corporate governance and that permitting stockholder action by written consent would negatively impact these objectives.

The Board of Directors believes that implementing this proposal is not in the best interests of the Company and our stockholders and would harm stockholder democracy because it would allow certain stockholders with the minimum number of votes that would be necessary to authorize a certain action to act before all of our stockholders have had an opportunity to participate or vote and before all views, including the views of the Board of Directors, have been heard and considered.  Permitting stockholders to act by written consent outside of a stockholder meeting setting would permit a subset of stockholders to take action without the participation of or notice to other stockholders.  The Board of Directors believes that all of our stockholders should have the opportunity to be informed about, and vote on, any matter submitted to stockholders.

The Board of Directors believes that the written consent process is not as well suited as an actual meeting for an orderly and informed debate on the merits of a proposed stockholder action.  For instance, at an annual or special meeting of stockholders, our stockholders are given notice and an opportunity to participate in such meetings.  These formal meetings allow information to be disseminated to all stockholders, provide the opportunity for discussion and the ability of all stockholders to have their views considered, and facilitates a transparent, public, orderly and deliberate consideration of the issues facing the Company.  Thus, by requiring the matter to be brought up, considered and voted upon at a meeting of the Company’s stockholders, as is currently the case under the Company’s existing corporate governance practices, the Board of Directors has safeguarded the right of all stockholders to consider, participate in and vote on the matter.

The lack of transparency of the voting process when stockholders are able to act by written consent is of particular importance in light of the potential abilities of activist investors who may have a special or unique agenda or interest that may not be in the best interests of all of our stockholders.  This is particularly the case when the temporary borrowings of shares by an investor can distort an investor’s true ownership, simply for the purpose of trying to cause an action to be effected by written consent outside of a stockholder meeting.

Further, the Board of Directors, which has a duty to oversee the management of the business and affairs of the Company and to act in the best interests of our stockholders, believes that it should always have an opportunity to evaluate any stockholder proposal and to provide our stockholders with its recommendation with respect to any such proposal.  If this Proposal 5 were implemented, then the Board of Directors may not always have such an opportunity to provide its views to our stockholders on a matter that is submitted through a written consent action outside of a formal meeting.

The Company’s management and the Board of Directors regularly review and evaluate ways to improve the Company’s corporate governance, as demonstrated by the Company’s adoption in 2009 of the right of stockholders owning 25% or more of the Company’s shares to call special meetings of stockholders and the

Company’s adoption in February 2011 of a majority vote standard for uncontested elections of directors.  These actions by the Board of Directors and the Company demonstrate that the Board and the Company is committed to promoting strong corporate governance practices and furthering stockholder democracy.

The Board of Directors believes that the Company’s existing corporate governance practices strike the appropriate balance among ensuring accountability to stockholders, promoting stockholder democracy and enabling management and the Board of Directors to manage the business and affairs of the Company in an effective manner and in the best interests of our stockholders generally.  The Board believes that the right to act by written consent in lieu of a meeting could detrimentally affect the rights of all stockholders to have a voice on important matters affecting the Company.  Accordingly, the Board of Directors believes that approval of Proposal 5 is not in the best interests of the Company or its stockholders.

The Board of Directors recommends that you vote AGAINST this Proposal 5.  Your proxy will be so voted unless you specify otherwise on the proxy card.

Stockholder Proposals

Stockholders who, in accordance with Rule 14a-8 of the SEC’s proxy rules, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2012 Annual Meeting must submit their proposals to our Secretary on or before January 3, 2012.

In order for proposals to be properly brought before the 2012 Annual Meeting of Stockholders in accordance with our Bylaws (and not pursuant to SEC’s Rule 14a-8), a stockholder’s notice of the matter the stockholder wishes to present must be delivered to our Secretary not less than 60 nor more than 90 days prior to the first anniversary of the date of this year’s Annual Meeting.  As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to SEC’s Rule 14a-8) must be received no earlier than March 4, 2012 and no later than April 3, 2012.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

Directions

Priceline.com Incorporated 2011 Annual Meeting

Thursday, June 2, 2011 at 9:00 a.m., Eastern Time

Hyatt Regency Greenwich

1800 E. Putnam Avenue

Old Greenwich, Connecticut 06870

203-637-1234

From Points North or South via I-95:  Take I-95 to Exit 5. Make a right at the end of the ramp onto East Putnam Avenue / Route 1.  Follow the avenue to the third traffic light and make a right into the Old Greenwich hotel entrance.

From Points North or South via Merritt Parkway:  Follow Merritt Parkway to the North Street Exit #31.  Make a left (heading North) or make a right (heading South) onto North Street toward the Greenwich Business District.  Follow North Street to the end, which is about four miles, and then take a left onto Maple Avenue.  Take the next left onto East Putnam Avenue.  Follow East Putnam Avenue for approximately three miles.  After passing I-95 thruway entrance signs, the Hyatt will be at the third traffic light.  Turn right into the Hotel entrance.

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To elect eight Directors to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified. O Jeffery H. Boyd O Ralph M. Bahna O Howard W. Barker, Jr. O Jan L. Docter O Jeffrey E. Epstein O James M. Guyette O Nancy B. Peretsman O Craig W. Rydin 2. To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm of the Company for our fiscal year ending December 31, 2011. 3. To cast a non-binding advisory vote on the compensation paid by the Company to our named executive officers. The Board of Directors recommends you vote 1 YEAR on the following proposal: 4. To cast a non-binding advisory vote on the frequency of casting future non-binding advisory votes on the compensation paid by the Company to our named executive officers. The Board of Directors recommends you vote AGAINST the following proposal: 5. To consider and vote upon a stockholder proposal on stockholder action by written consent. PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE U.S. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. HOWEVER, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ANNUAL MEETING OF STOCKHOLDERS OF priceline.com Incorporated June 2, 2011 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2, 3, EVERY 1 YEAR FOR PROPOSAL 4, AND AGAINST PROPOSAL 5. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 20830304030000001000 3 060211 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: Electronic versions of the priceline.com Incorporated Annual Report and Proxy Statement are available at www.priceline.com under Investor Relations. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. 2 years 3 years ABSTAIN 1 year FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

0 14475 PRICELINE.COM INCORPORATED PROXY SOLICITED BY BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2011 The undersigned hereby appoints DANIEL J. FINNEGAN and PETER J. MILLONES, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of priceline.com Incorporated that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of priceline.com Incorporated to be held on Thursday, June 2, 2011, at 9:00 a.m. local time, at the Hyatt Regency Greenwich, 1800 E. Putnam Avenue, Old Greenwich, Connecticut 06870, and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, EVERY 1 YEAR FOR PROPOSAL 4, AND AGAINST PROPOSAL 5. (Continued and to be signed on the reverse side.)